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Exhibit (a)(1)(L)

Second Amended and Restated Offer to Purchase for Cash
All Outstanding Shares of Common Stock
(Including the Associated Preferred Share Purchase Rights)
of
Jos. A. Bank Clothiers, Inc.
at
$65.00 Net Per Share
by
Java Corp.
A Wholly Owned Subsidiary of
The Men's Wearhouse, Inc.

        THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON APRIL 9, 2014, UNLESS THE OFFER IS EXTENDED.

           Java Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of The Men's Wearhouse, Inc., a Texas corporation ("MW"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Jos. A. Bank Clothiers, Inc., a Delaware corporation ("JOSB"), at a price of $65.00 per share, net to the seller in cash, without interest and less any required withholding taxes (the "Offer Price"), upon the terms and subject to the conditions set forth in this Second Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the "Offer to Purchase") and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

           The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the "Merger Agreement"), dated as of March 11, 2014, by and among MW, JOSB and the Purchaser, pursuant to which, as soon as practicable after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into JOSB, with JOSB continuing as the surviving corporation and a wholly owned subsidiary of MW (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by JOSB or MW or any of their subsidiaries, all of which will be cancelled and will cease to exist, and (ii) Shares owned by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive an amount in cash equal to the Offer Price.

        THE BOARD OF DIRECTORS OF JOSB UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES
INTO THE OFFER.

           The board of directors of JOSB (the "JOSB Board") unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of JOSB and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders of JOSB accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

           Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated, (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on JOSB, (iv) three business days having passed after completion of the Marketing Period (as defined in the Merger Agreement), (v) no applicable law, temporary restraining order, injunction or other judgment being and remaining in effect which has the effect of prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (vi) certain other customary conditions.

           Consummation of the Offer is not subject to a financing condition.

           This transaction has not been approved or disapproved by the Securities and Exchange Commission ("SEC") or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

           This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

The Dealer Managers for the Offer are:

J.P. Morgan	BofA Merrill Lynch

March 20, 2014

 IMPORTANT

        Any stockholder of JOSB who desires to tender all or a portion of such stockholder's Shares in the Offer should either (i) complete and sign the accompanying Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal together with the certificates representing tendered Shares and all other required documents to American Stock Transfer & Trust Company, LLC, the depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—Procedure for Tendering Shares" or (ii) request that such stockholder's broker, dealer, commercial bank, trust company or other nominee effect the transaction for such stockholder. Stockholders whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if they desire to tender their Shares. The associated preferred share purchase rights are currently evidenced by the certificates representing the Shares, and by tendering Shares, a stockholder will also tender the associated preferred share purchase rights. If a Distribution Date (as defined in "The Offer—Section 8—Certain Information Concerning JOSB—Preferred Share Purchase Rights") with respect to the Rights occurs, stockholders will be required to tender one associated preferred share purchase right for each Share tendered in order to effect a valid tender of such Share.

        Any stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in "The Offer—Section 3—Procedure for Tendering Shares."

        Any stockholder who has previously tendered Shares pursuant to the Offer and has not withdrawn such Shares need not take any further action in order to receive the offer price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure, if such procedure was utilized.

        Questions and requests for assistance may be directed to the Information Agent or to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at the Purchaser's expense. Additionally, this Offer to Purchase, the related Letter of Transmittal and other materials relating to the Offer may be found at http://www.sec.gov.

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		9
THE OFFER		12
1.	Terms of the Offer	12
2.	Acceptance for Payment and Payment for Shares	13
3.	Procedure for Tendering Shares	14
4.	Withdrawal Rights	17
5.	Certain U.S. Federal Income Tax Consequences	18
6.	Price Range of Shares; Dividends	20
7.	Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations	21
8.	Certain Information Concerning JOSB	22
9.	Certain Information Concerning the Purchaser and MW	23
10.	Source and Amount of Funds	25
11.	Background of the Offer; Other Transactions with JOSB	26
12.	The Merger Agreement; Other Agreements	31
13.	Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger	41
14.	Dividends and Distributions	43
15.	Conditions of the Offer	43
16.	Certain Legal Matters; Regulatory Approvals; Appraisal Rights	44
17.	Legal Proceedings	48
18.	Fees and Expenses	49
19.	Miscellaneous	49
Schedule I—DIRECTORS AND EXECUTIVE OFFICERS OF MW AND THE PURCHASER

i

 SUMMARY TERM SHEET

        Java Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of The Men's Wearhouse, Inc., a Texas corporation ("MW"), is offering to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Jos. A. Bank Clothiers, Inc., a Delaware corporation ("JOSB"), at a price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Second Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the "Offer to Purchase") and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The following are some of the questions you, as a JOSB stockholder, may have and answers to those questions. You should carefully read this Offer to Purchase and the accompanying Letter of Transmittal in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. MW and the Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below.

        In this Offer to Purchase, unless the context requires otherwise, the terms "we," "our" and "us" refer to MW and its subsidiaries, collectively.

Who is offering to buy my securities?

        The Purchaser, Java Corp., is a Delaware corporation formed for the purpose of making this Offer to acquire all of the outstanding Shares of JOSB. The Purchaser is a wholly owned subsidiary of MW. MW is one of North America's largest specialty retailers of men's apparel with approximately 1,133 stores (according to the most recent Quarterly Report on Form 10-Q for MW for the quarter ended November 2, 2013, filed by MW with the Securities and Exchange Commission (the "SEC") on December 12, 2013). See "The Offer—Section 9—Certain Information Concerning the Purchaser and MW."

What securities are you offering to purchase?

        We are offering to acquire all of the outstanding Shares, and the associated preferred share purchase rights, of JOSB. We refer to one share of JOSB common stock, together with the associated preferred share purchase right, as a "share" or "Share." See "Introduction."

How much are you offering to pay for my Shares and what is the form of payment?

        We are offering to pay $65.00 per Share net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not be required to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, it may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction."

        Any stockholder who has previously tendered Shares pursuant to the Offer and has not withdrawn such Shares need not take any further action in order to receive the offer price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, if Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, except as may be required by the guaranteed delivery procedure, if such procedure was utilized. If you have not already tendered your

Shares, please disregard the materials previously delivered to you and use the materials accompanying this Second Amended and Restated Offer to Purchase. "The Offer—Section 3—Procedure for Tendering Shares."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and ultimately the entire equity interest in, JOSB. If the Offer is consummated, we intend to complete a second-step merger with JOSB in which all outstanding Shares that are not purchased in the Offer (other than the Shares held by MW and its subsidiaries or stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the Offer Price. Upon consummation of the Merger, JOSB will cease to be a publicly traded company and will be a wholly owned subsidiary of MW. See "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

Is there an agreement governing the Offer?

        Yes. JOSB, the Purchaser and MW have entered into the Agreement and Plan of Merger, dated as of March 11, 2014 (together with any amendments or supplements thereto, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, as soon as practicable following consummation of the Offer, the Merger. See "The Offer—Section 12—The Merger Agreement; Other Agreements."

Why are the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery being amended and restated?

        There have been recent developments relating to the Offer since it was commenced on January 6, 2014, all of which we have reported in amendments to our tender offer statement on Schedule TO that have been filed with the SEC (including this Second Amended and Restated Offer to Purchase). On March 11, 2014, we entered into the Merger Agreement with JOSB and the Purchaser, pursuant to which, among other things, the parties have agreed on the terms and conditions of the Offer and, after the completion of the Offer, that the Purchaser will be merged with and into JOSB, with JOSB continuing as the surviving corporation (the "Merger"). In accordance with the Merger Agreement, we are increasing the price per Share that we offering to pay from $63.50 to $65.00. We are amending and restating the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery in order to offer you the higher price per Share, to inform you of the terms and conditions of the Merger Agreement and to amend certain terms and conditions of the Offer in accordance with the Merger Agreement. See "Introduction."

How long will it take to complete your proposed transaction?

        The timing of completing the Offer and the Merger will depend on, among other things, if and when the applicable waiting period (or any extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") expires or is terminated, and the absence of any law, injunction or judgment in effect that has the effect of prohibiting the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, as described herein.

Do you have the financial resources to pay for the Shares?

        We will need approximately $2.1 billion to purchase all outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses. As of March 14, 2014, MW and its subsidiaries had cash and cash equivalents in the amount of approximately $66.3 million. Concurrently with the signing of the Merger Agreement, MW entered into a financing commitment letter (the "Commitment Letter") with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (collectively, the "Lenders"). MW expects the financing contemplated by the Commitment Letter, together with cash balances, to be sufficient to provide the financing necessary to consummate the Offer and the Merger and to refinance certain existing indebtedness of MW. The Commitment Letter provides for (i) $1.1 billion aggregate principal amount of senior secured term B loans, (ii) a $500 million asset-based revolving facility of MW and certain of its subsidiaries and (iii) $600 million aggregate principal amount of unsecured bridge loans to the extent $600 million in gross proceeds are not raised from the issuance and sale by MW of senior unsecured notes prior to the effective time of the Merger. The financing commitments of the Lenders are subject to certain conditions set forth in the Commitment Letter. The Offer is not conditioned on any financing arrangements or subject to a financing condition. See "The Offer—Section 10—Source and Amount of Funds."

Is your financial condition material to my decision to tender in the Offer?

        We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, MW will acquire any remaining Shares for the same per Share price in the Merger as was paid in the Offer; and

  •
  we, through our parent company, MW will have sufficient funds through available cash and committed financing facilities, to purchase all Shares validly tendered in the Offer and not validly withdrawn and to provide funding for the Merger and related fees and expenses.

See "The Offer—Section 10—Source and Amount of Funds."

What does the Board of Directors of JOSB think of the Offer?

        The board of directors of JOSB (the "JOSB Board") unanimously:

  •
  determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of JOSB and its stockholders;

  •
  adopted and approved the Merger Agreement and the transactions contemplated thereby; and

  •
  resolved to recommend that the stockholders of JOSB accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

        JOSB will file a Schedule 14D-9 with the SEC indicating the approval of the transaction by the JOSB Board and recommending that JOSB's stockholders tender their Shares in the Offer consistent with its obligations under the Merger Agreement.

What are the most significant conditions to the Offer?

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act having expired or been terminated, (iii) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) on JOSB, (iv) three business days having passed after completion of the Marketing Period (as defined in the Merger Agreement), (v) no applicable law, temporary restraining order, injunction or other judgment being and remaining in effect which has the effect of prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (vi) certain other customary conditions. See "The Offer—Section 15—Conditions of the Offer" for a list of additional conditions to the Offer.

        The consummation of the Offer is not subject to a financing condition.

How long do I have to decide whether to tender in the Offer?

        You have until the expiration date of the Offer to tender. The Offer currently is scheduled to expire at 5:00 p.m., New York City time, on April 9, 2014, unless extended. In addition, if we extend the Offer as described below, you will have an additional opportunity to tender your Shares. See "The Offer—Section 1—Terms of the Offer."

Can the Offer be extended and under what circumstances?

        Pursuant to the Merger Agreement, we have agreed to extend the Offer for successive periods of up to ten Business Days each if, on any then scheduled Expiration Date, any of the conditions to the Offer set forth in "The Offer—Section 15—Conditions of the Offer" are not satisfied or, to the extent permitted under the Merger Agreement and applicable law, waived; provided, however, that if the sole then unsatisfied condition is the Minimum Tender Condition (as defined in "The Offer—Section 15—Conditions of the Offer"), the Purchaser shall so extend the Offer if and only if JOSB shall have delivered to the Purchaser a written request that the Purchaser so extend the Offer; provided further, that if the HSR Condition (as defined in "The Offer—Section 15—Conditions of the Offer") shall have been satisfied less than five Business Days prior to the then scheduled Expiration Date, no such consent of JOSB shall be required for MW to extend the Offer for a period of up to five Business Days. In addition, the Purchaser shall extend the Offer (i) for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff or rules of any securities exchange and (ii) for a period of five Business Days following the then scheduled Expiration Date if, within the five business day period prior to such Expiration Date, the JOSB Board shall have provided MW notice of its intention to make a change in recommendation regarding the Offer or to otherwise terminate the Merger Agreement to accept a superior proposal. Notwithstanding the foregoing, the Merger Agreement provides that in no event shall the Purchaser be required to extend the Offer beyond September 30, 2014 or extend the Offer at any time that MW or the Purchaser is permitted to terminate the Merger Agreement. See "The Offer—Section 1—Terms of the Offer."

How will I be notified if the Offer is extended?

        If we decide to extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the date the Offer was scheduled to expire. See "The Offer—Section 1—Terms of the Offer."

How do I tender my Shares?

        To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in "The Offer—Section 3—

Procedure for Tendering Shares—Book-Entry Transfer," not later than the time the Offer expires. If your Shares are held in street name by your broker, dealer, bank, trust company or other nominee, only such nominee can tender your Shares for you. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the Offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within three NASDAQ Global Select Stock Market ("NASDAQ") trading days. However, the Depositary must receive the missing items within that three-trading-day period. See "The Offer—Section 3—Procedure for Tendering Shares."

        If a Distribution Date with respect to the Rights occurs, you also must tender one associated preferred share purchase right for each share of common stock tendered in order to validly tender such shares in the Offer. See "The Offer—Section 8—Certain Information Concerning JOSB—Preferred Share Purchase Rights."

        Stockholders tendering their Shares according to the guaranteed delivery procedures may do so using the initial Notice of Guaranteed Delivery circulated with the initial Offer dated January 6, 2014, the Amended and Restated Notice of Guaranteed Delivery circulated with the amended Offer dated February 24, 2014 or the Second Amended and Restated Notice of Guaranteed Delivery circulated herewith.

If I already tendered my Shares, do I have to do anything now?

        No. JOSB stockholders do not have to take any action regarding any Shares previously validly tendered and not withdrawn, except as may be required by the guaranteed delivery procedure, if such procedure was utilized. If the Offer is completed, these shares will be accepted for payment and such stockholders will receive the offer price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes.

Until what time can I withdraw tendered Shares?

        You can withdraw tendered Shares at any time before the Offer has expired, and, thereafter, you can withdraw them at any time until we accept such Shares for payment. See "The Offer—Section 4—Withdrawal Rights."

How do I withdraw tendered Shares?

        To withdraw tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information, to the Depositary while you have the right to withdraw the Shares. See "The Offer—Section 4—Withdrawal Rights."

When and how will I be paid for my tendered Shares?

        Upon the terms and subject to the conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the later of the date of expiration of the Offer and the satisfaction or waiver of the conditions to the Offer set forth in "The Offer—Section 15—Conditions of the Offer."

        We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (including, if a Distribution Date with respect to the Rights occurs, certificates for the Rights) (or of a confirmation of a book-entry transfer of such Shares (including, if a Distribution Date with respect to the Rights occurs, such Rights) as described in "The Offer—Section 3—Procedures for Tendering Shares"), a properly completed, timely received and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (as defined below) in lieu of a Letter of Transmittal and any other required documents for such Shares. See "The Offer—Section 2—Acceptance for Payment and Payment of Shares."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        If we accept for payment and pay for at least that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, and the other conditions to the Merger are satisfied or waived, we will effect the Merger as promptly as practicable in accordance with the terms of the Merger Agreement without a vote or any further action by the stockholders of JOSB pursuant to the General Corporation Law of the State of Delaware (the "DGCL"). If the Merger takes place, JOSB will become a wholly owned subsidiary of MW, and all remaining stockholders (other than JOSB or any of its subsidiaries, MW or an of its subsidiaries or any stockholders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL) will receive the same amount of cash per Share that they would have received had they validly tendered their Shares in the Offer. See "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

        The treatment of your Shares if the Merger does take place and you properly perfect your appraisal rights is discussed in "The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

Do I have to vote to approve the Merger?

        If MW and the Purchaser complete the Merger pursuant to Section 251(h) of the DGCL as a second-step merger, your vote is not required to approve the Merger. You simply need to tender your Shares if you choose to do so. MW and the Purchaser intend to complete the Offer only if a sufficient number of Shares are tendered such that the Minimum Tender Condition is satisfied, permitting MW and the Purchaser to complete the second-step merger pursuant to Section 251(h) of the DGCL without the requirement of approval from the JOSB stockholders. "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

If the Offer and the Merger are consummated, will JOSB continue as a public company?

        As described above, we will, as promptly as practicable following consummation of the Offer, acquire all the remaining Shares in the Merger. If the Merger takes place, JOSB will no longer be publicly owned. Even if the Merger does not take place, if we purchase all the tendered Shares, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange, that there may not be an active or liquid public trading market for the Shares, or that JOSB may cease to make filings with the SEC or otherwise cease to be required to comply with the SEC rules relating to publicly held companies. "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

If I decide not to tender, how will the Offer affect my Shares?

        As described above, if the Offer is consummated, JOSB stockholders not tendering their Shares in the Offer (other than JOSB or any of its subsidiaries, MW or any of its subsidiaries, or any stockholders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL) will receive cash in an amount equal to the price per Share paid in the Offer. If we accept and purchase Shares in the Offer, we will consummate the Merger as soon as practicable without a vote of or any further action by the stockholders of JOSB, pursuant to Delaware law. If however, the Offer is consummated and the Merger does not take place for any reason, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange and there may not be an active or liquid public trading market (or possibly any public trading market) for the Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. Also, JOSB may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See "The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations."

Are appraisal rights available in the Offer or the Merger?

        Appraisal rights are not available in the Offer. However, if the Merger is consummated, holders of Shares at the effective time of the Merger who do not vote in favor of, or consent to, the Merger and who comply with Section 262 of the DGCL will have the right to demand appraisal of their Shares. Under Section 262 of the DGCL, stockholders who demand appraisal and comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, and to receive payment of that fair value in cash, together with a fair rate of interest, if any. Any judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See "The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

Is MW still nominating directors to be elected to the JOSB Board?

        Pursuant to the terms of the Merger Agreement, MW irrevocably withdrew its Notice of Nominations of Persons for Election to the JOSB Board and MW agreed to cease all efforts in furtherance of the election of the persons referenced in such notice at the next annual or special meeting of JOSB stockholders.

If you successfully complete the offer, what will happen to JOSB's board of directors?

        If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, MW will have the right (but not the obligation) to designate that number of directors, rounded up to the next whole number, on the JOSB Board that equals the product of (i) the total number of directors on the JOSB Board (after giving effect to the election of any additional directors) and (ii) the percentage that the number of Shares beneficially owned by MW or the Purchaser bears to the total number of Shares outstanding; provided that prior to the effective time of the Merger, there will be at least two directors on the JOSB Board who are not designated by MW. Therefore, if we accept Shares for payment pursuant to the Offer, MW will have the right to obtain control of JOSB. Prior to the effective time of the Merger, the approval of a majority of directors not designated by MW will be required for JOSB to authorize, among other things any amendment or termination of, or waiver under, the Merger

Agreement. See "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

Is JOSB moving forward with its proposed acquisition of Eddie Bauer and the JOSB Self Tender Offer?

        No. Immediately prior to entering into the Merger Agreement, JOSB terminated that certain Membership Interest Purchase Agreement, dated as of February 13, 2014, by and among Everest Topco LLC, Everest Holdings LLC and JOSB (the "Eddie Bauer Purchase Agreement"). Pursuant to the terms of the Eddie Bauer Purchase Agreement, JOSB paid in full to Everest Topco LLC a termination fee of $48 million and reimbursed Everest Topco for certain expenses. JOSB also announced that JOSB was withdrawing its previously announced tender offer to purchase for cash up to $300 million in value of Shares (the "JOSB Self Tender Offer").

What is the market value of my Shares as of a recent date?

        On October 8, 2013, the last full trading day before the first public announcement of a proposal by JOSB to acquire MW, the last sales price of the Shares reported on NASDAQ was $41.66 per Share and the 60-calendar day trailing average of the sales price of the Shares reported on NASDAQ was $42.26 per Share. On March 10, 2014, the last trading day before the execution of the Merger Agreement, the last reported sale price of the Shares on NASDAQ was $61.83 per Share. On March 19, 2014, the last trading day before this amended Offer, the last reported sale price of the Shares on NASDAQ was $64.35 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender. See "The Offer—Section 6—Price Range of Shares; Dividends."

What are the material U.S. federal income tax consequences of participating in the Offer?

        In general, the receipt of cash in exchange for Shares pursuant to the Offer and the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. See "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences."

        We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Who can I talk to if I have questions about the Offer?

        You can call MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free). See the back cover of this Offer to Purchase.

        To the Stockholders of Jos. A. Bank Clothiers, Inc.:

INTRODUCTION

        We, Java Corp. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of The Men's Wearhouse, Inc., a Texas corporation ("MW"), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (together with the associated preferred share purchase rights, the "Shares"), of Jos. A. Bank Clothiers, Inc., a Delaware corporation ("JOSB"), at a price of $65.00 per share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Second Amended and Restated Offer to Purchase (as may be subsequently amended and supplemented from time to time, the "Offer to Purchase") and the related letter of transmittal that accompanies this Offer to Purchase (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Stockholders who have Shares registered in their own names and tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the "Depositary"), will not have to pay brokerage fees, commissions or similar expenses. Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine whether such nominee will charge a fee for tendering Shares on their behalf. Except as set forth in Instruction 6 of the Letter of Transmittal, stockholders will not be obligated to pay transfer taxes on the sale of Shares pursuant to the Offer. We will pay all charges and expenses of J.P. Morgan Securities LLC ("J.P. Morgan") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("BofA Merrill Lynch") (J.P. Morgan and BofA Merrill Lynch each a "Dealer Manager" and, together, the "Dealer Managers"), the Depositary and MacKenzie Partners, Inc. (the "Information Agent") incurred in connection with their services in such capacities in connection with the Offer. See "The Offer—Section 18—Fees and Expenses."

        The Offer is being made pursuant to an Agreement and Plan of Merger (together with any amendments or supplements thereto, the "Merger Agreement"), dated as of March 11, 2014, by and among MW, JOSB and the Purchaser, pursuant to which, after the completion of the Offer, subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into JOSB, with JOSB continuing as the surviving corporation (the "Merger"). At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares held by JOSB or MW or any of their subsidiaries, all of which will be cancelled and will cease to exist, and (ii) Shares owned by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive an amount in cash equal to the Offer Price. See "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

THE BOARD OF DIRECTORS OF JOSB UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.

        The board of directors of JOSB (the "JOSB Board") unanimously (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are advisable, fair to and in the best interests of JOSB and its stockholders, (ii) adopted and approved the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend that the stockholders of JOSB accept the Offer and tender their Shares to the Purchaser pursuant to the Offer.

        As contemplated by the Merger Agreement, JOSB will file its Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with the Securities and Exchange Commission (the "SEC") and disseminate the Schedule 14D-9 to holders of Shares in connection with the Offer. The Schedule 14D-9 will include a more complete description of the JOSB Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby and therefore stockholders are encouraged to review the Schedule 14D-9 carefully.

        Consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn prior to the expiration of the Offer that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) any waiting period (and any extension thereof) applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") having expired or been terminated, (iii) the absence of a Company Material Adverse effect (as defined in the Merger Agreement) on JOSB, (iv) three business days having passed after completion of the Marketing Period (as defined in the Merger Agreement), (v) no applicable law, temporary restraining order, injunction or other judgment being and remaining in effect which has the effect of prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement and (vi) certain other customary conditions. See "The Offer—Section 15—Conditions of the Offer" for a list of additional conditions to the Offer.

        Consummation of the Offer is not subject to a financing condition.

        As of the date of this Offer to Purchase, MW and its subsidiaries beneficially own 100 Shares, representing less than one percent of the outstanding Shares. Based on a representation provided by JOSB in the Merger Agreement, as of the close of business on March 5, 2014, there were 27,988,392 Shares issued and outstanding, 103,590 unvested restricted stock units outstanding, 48,220 shares of JOSB common stock reserved for issuance pursuant to JOSB's 2010 Deferred Compensation Plan and no outstanding options to purchase Shares. Based upon the foregoing, there were approximately 28,140,202 Shares outstanding on a fully diluted basis as of the close of business on March 5, 2014.

        Upon the Offer closing, the Merger Agreement provides that MW will have the right (but not the obligation) to designate that number of directors, rounded up to the next whole number, on the JOSB Board that equals the product of (i) the total number of directors on the JOSB Board (after giving effect to the election of any additional directors) and (ii) the percentage that the number of Shares beneficially owned by MW or the Purchaser bears to the total number of Shares outstanding; provided that prior to the effective time of the Merger, the JOSB Board will always have at least two directors who are not designated by MW (the "Continuing Directors"). MW has yet to determine whether it will exercise such right, but if it does, such designees will likely be employees of MW. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities and Exchange Act of 1934, as amended and Rule 14f-1 thereunder. We expect that such representation on the JOSB Board would permit us to exert substantial influence over JOSB's conduct of its business and operations. Prior to the effective time of the Merger, the approval of a majority of the Continuing Directors will be required for JOSB to authorize, among other things any amendment or termination of, or waiver under, the Merger Agreement. We currently intend, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Immediately following the Merger, the directors of the Purchaser will be the directors of JOSB.

        No appraisal rights are available in connection with the Offer. However, stockholders may have appraisal rights, if properly exercised under the DGCL and not withdrawn, in connection with the Merger. See "The Offer—Section 16—Certain Legal Matters; Regulatory Approvals; Appraisal Rights."

        Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a successful tender offer for a public corporation, the acquiror holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer may effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as practicable after the consummation of the Offer, without a vote by, and related stockholder meeting of, JOSB stockholders, in accordance with Section 251(h) of the DGCL. See "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

        This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

 THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not previously withdrawn in accordance with "The Offer—Section 15—Conditions of the Offer." "Expiration Date" means 5:00 p.m., New York City time, on April 9, 2014, unless extended, in which event "Expiration Date" means the time and date at which the Offer, as so extended, shall expire.

        As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Shares you are automatically tendering a similar number of Rights. If, however, the Rights detach from the Shares, tendering stockholders will be required to deliver Rights certificates with the Shares (or confirmation of book-entry transfer, if available, of such Rights).

        The Offer is subject to the conditions set forth in "The Offer—Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Tender Condition, the HSR Condition, the MAE Condition and the Marketing Period Condition (each as defined in "The Offer—Section 15—Conditions of the Offer"). Subject to the satisfaction or waiver of the conditions to the Offer, we will accept and pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. Pursuant to the Merger Agreement, we have agreed to extend the Offer for successive periods of up to ten Business Days if, on any then scheduled Expiration Date, any of the conditions to the Offer set forth in "The Offer—Section 4—Withdrawal Rights" are not satisfied or, to the extent permitted under the Merger Agreement and applicable law, waived; provided, however, that if the sole then unsatisfied condition is the Minimum Tender Condition, the Purchaser shall so extend the Offer if and only if JOSB shall have delivered to the Purchaser a written request that the Purchaser so extend the Offer; provided further, that if the HSR Condition shall have been satisfied less than five Business Days prior to the then scheduled Expiration Date, no such consent of JOSB shall be required for MW to extend the Offer for a period of up to five Business Days. In addition, the Purchaser shall extend the Offer (i) for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff or rules of any securities exchange and (ii) for a period of five Business Days following the then scheduled Expiration Date if, within the five business day period prior to such Expiration Date, the JOSB Board shall have provided MW notice of its intention to make a change in recommendation regarding the Offer or to otherwise terminate the Merger Agreement to accept a superior proposal. Notwithstanding the foregoing, in no event shall the Purchaser be required to extend the Offer beyond September 30, 2014 or extend the Offer at any time that MW or the Purchaser is permitted to terminate the Merger Agreement.

        Subject to the applicable rules and regulations of the SEC, we reserve the right to waive any of the conditions to the Offer and to make any change in the terms of the Offer, provided that JOSB's written consent is required for us to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to any of the conditions described in "The Offer—Section 15—Conditions of the Offer" or make any condition to the Offer more difficult to satisfy, (v) extend the Expiration Date other than in accordance with the Merger Agreement or provide a subsequent offering period, or (vi) otherwise amend the Offer in a manner adverse to the holders of Shares generally.

        If we make any material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition such as the Minimum Tender Condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and number of shares tendered for, a minimum of 10 business days may be required to allow adequate dissemination and investor response.

        "Business day" means any day other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

        If we extend the Offer, are delayed in accepting for payment of or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain all Shares tendered on our behalf, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as provided in "The Offer—Section 4—Withdrawal Rights." Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        As promptly as practicable after the Offer closing, MW and the Purchaser expect to complete the Merger without a vote of the stockholders of JOSB pursuant to Section 251(h) of the DGCL. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        JOSB has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if we extend or amend the Offer, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the Expiration Date. We expressly reserve the right, in our sole discretion, but subject to applicable laws, to delay acceptance for and thereby delay payment for Shares in order to comply with applicable laws or if any of the conditions referred to in "The Offer—Section 15—Conditions of the Offer" have not been satisfied or if any event specified in such Section has occurred. Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer. For a description of our right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see "The Offer—Section 15—Conditions of the Offer."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (including, if a Distribution Date with respect to the Rights occurs, certificates for the Rights) (or a confirmation of a book-entry transfer of such Shares (including, if a Distribution Date with respect to the Rights occurs, such Rights) into the Depositary's account at the Book-Entry Transfer Facility (as defined in "The Offer—Section 3—Procedure for Tendering Shares")), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message in lieu of a Letter of Transmittal and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see "The Offer—Section 3—Procedure for Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for tendered Shares, regardless of any extension of or amendment to the Offer or any delay in making such payment.

        For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        We will pay the same per Share consideration pursuant to the Offer to all stockholders. The per Share consideration paid to any stockholder pursuant to the Offer will be the highest per Share consideration paid to any other stockholder pursuant to the Offer.

        Shares tendered by Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary or unless otherwise mutually agreed by JOSB and us.

        If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, as promptly as practicable following the expiration or termination of the Offer.

3.     Procedure for Tendering Shares.

        Valid Tender of Shares.    In order for you to validly tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or Agent's Message (as defined below) in lieu of a Letter of Transmittal and any other documents required by the Letter of Transmittal and (b) certificates for the Shares (including, if a Distribution Date with respect to the Rights occurs, certificates for the Rights) to be tendered or delivery of such Shares (including, if a Distribution Date with respect to the Rights occurs, such Rights) pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at your sole option and risk, and delivery of your Shares will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

        The valid tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act, (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal and (iv) when the same are accepted for payment by the Purchaser, the Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

        Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Shares previously tendered and not withdrawn constitute valid tenders for purposes of the Offer as amended and restated hereby. Stockholders who have validly tendered and not withdrawn their Shares are not required to take any further action with respect to such Shares in order to receive the offer price of $65.00 per Share, net to the seller in cash, without interest and less any required withholding taxes, if Shares are accepted for payment pursuant to the Offer, except as may be required by the guaranteed delivery procedure if such procedure was utilized. If you have not already tendered your Shares, please disregard the materials previously delivered to you and use the materials accompanying this Second Amended and Restated Offer to Purchase.

        Book-Entry Transfer.    The Depositary has established an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility"). Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees or an Agent's Message and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an "Eligible Institution"), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1, 5 and 7 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1, 5 and 7 of the Letter of Transmittal.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

            (i)  such tender is made by or through an Eligible Institution;

           (ii)  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary, as provided below, by the Expiration Date; and

          (iii)  the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent's Message and any other required documents, are received by the Depositary within three NASDAQ Global Select Stock Market ("NASDAQ") trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

        Stockholders tendering their Shares according to the guaranteed delivery procedures may do so using the initial Notice of Guaranteed Delivery circulated with the initial Offer dated January 6, 2014, the Amended and Restated Notice of Guaranteed Delivery circulated with the amended Offer dated February 24, 2014 or the Second Amended and Restated Notice of Guaranteed Delivery circulated herewith.

        Backup Withholding.    Under U.S. federal income tax laws, payments in connection with the Offer may be subject to "backup withholding" unless a tendering holder (1) provides a correct taxpayer identification number (which, for an individual, is the holder's social security number) and any other required information, or (2) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. To avoid backup withholding of U.S. federal income tax on payments made pursuant to the Offer, each tendering U.S. Holder (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences") should complete and return the Internal Revenue Service ("IRS") Form W-9 included with the Letter of Transmittal. Each tendering Non-U.S. Holder (as defined in "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences") should complete and submit IRS Form W-8BEN (or other applicable IRS Form W-8), which can be obtained from the Depositary or at http://www.irs.gov. For a more detailed discussion of backup withholding, see "The Offer—Section 5—Certain U.S. Federal Income Tax Consequences."

        Appointment of Proxy.    By executing a Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of your rights with respect to the Shares (including the associated preferred share purchase rights) tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares (including the associated preferred share purchase rights) on or after the date of this Offer to Purchase). This power-of-attorney and proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. All such powers-of-attorney and proxies are irrevocable and coupled with an interest in the tendered Shares (and such other Shares and securities (including the associated preferred share purchase rights)). Such appointment is effective only upon our acceptance for payment of such Shares (including the associated preferred share purchase rights). Upon such acceptance for payment, all prior powers-of-attorney, proxies and consents granted by you with respect to such Shares (and such other Shares and securities (including the associated preferred share purchase rights)) will, without further action, be revoked, and no subsequent powers-of-attorney, proxies or consents may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights with respect to such Shares (and such other Shares and securities (including the associated preferred share purchase rights)) as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of JOSB's stockholders, or with respect to any actions by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares (including the associated preferred share purchase rights) to be deemed validly tendered, immediately upon our acceptance for payment of such Shares (including the associated preferred share purchase rights), we or our designee must be able to exercise full voting, consent and other rights with respect to such Shares (and such other Shares and securities (including the associated preferred share purchase rights)) (including voting at any meeting of stockholders).

        The foregoing proxies are effective only upon acceptance for payment of Shares (including the associated preferred share purchase rights) pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares (or the associated preferred share purchase rights), for any meeting of JOSB's stockholders.

        Determination of Validity.    MW will interpret the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto). All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, MW or any of their respective affiliates or assigns, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares are irrevocable. You may withdraw Shares that you have previously tendered pursuant to the Offer pursuant to the procedures set forth below at any time before the Expiration Date and, thereafter, you may withdraw such Shares at any time until such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the Offer, delay acceptance for payment or payment for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

        For your withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in "The Offer—Section 3—Procedure for Tendering Shares" at any time before the Expiration Date.

        We will determine, in our discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder, whether or not similar defects or irregularities are waived in the case of any stockholder. None of MW, the Purchaser, the Dealer Managers, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.     Certain U.S. Federal Income Tax Consequences.

        This section describes the material United States federal income tax consequences to "U.S. Holders" and "Non-U.S. Holders" (in each case, as defined below) of Shares whose Shares are tendered and accepted for payment pursuant to this Offer or whose Shares are not tendered but instead converted into the right to receive cash in the Merger. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This summary does not address any tax consequences arising under state, local or foreign tax laws or U.S. federal estate or gift tax laws.

        This discussion is limited to holders who hold Shares as capital assets for U.S. federal income tax purposes. This discussion does not address all U.S. federal income tax considerations that may be relevant to a holder in light of such holder's particular circumstances. This discussion also does not address all U.S. federal income tax considerations that may be relevant to holders that are subject to special tax rules, including, without limitation, expatriates and certain former citizens of the United States, U.S. Holders whose functional currency is not the U.S. dollar, partnerships and other pass-through entities, "controlled foreign corporations," "passive foreign investment companies," financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-exempt organizations, tax qualified retirement plans, persons liable for the alternative minimum tax, persons holding Shares as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment and holders who acquired their Shares through stock options or stock purchase plan programs or other compensatory arrangements.

        For purposes of the Offer, a "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. For purposes of the Offer, a "Non-U.S. Holder" is a beneficial owner of Shares (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

        We recommend that you consult your own tax advisor to determine the tax consequences to you of participating in the Offer and the Merger in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

U.S. Holders

        Consequences of the Offer.    The receipt of cash by U.S. Holders in exchange for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize a capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same price in a single transaction) exchanged. If you are a non-corporate U.S. Holder who has held the Shares for more than one year, any such capital gain will generally be taxed at preferential rates. The deductibility of capital losses is subject to limitations.

        Information Reporting and Backup Withholding.    Payments made to U.S. Holders pursuant to the Offer or the Merger will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, each U.S. Holder that does not otherwise establish an exemption should complete and return the IRS Form W-9 included with the Letter of Transmittal, certifying that such U.S. Holder is a U.S. person, the taxpayer identification number provided is correct and such U.S. Holder is not subject to backup withholding. Certain holders (including corporations) generally are not subject to backup withholding. Backup withholding is not an additional tax. U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

Non-U.S. Holders

        Consequences of the Offer.    Subject to the discussion below under "—Information Reporting and Backup Withholding," a Non-U.S. Holder who receives cash in exchange for Shares pursuant to the Offer or the Merger generally will not be subject to United States federal income tax or withholding on any gain recognized, unless:

  •
  the gain, if any, is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States, and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the exchange of Shares pursuant to the Offer, and certain other requirements are met.

        Gain on the Shares that is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. Holder) will be subject to U.S. federal income tax on a net basis at the graduated rates applicable to U.S. persons generally (and, with respect to corporate non-U.S. Holders, may also be subject to a branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty). Gain described in the second bullet of the preceding paragraph generally will be subject to a flat 30% tax (unless reduced or eliminated by an applicable income tax treaty).

        Information Reporting and Backup Withholding.    Payments made to Non-U.S. Holders pursuant to the Offer or the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, each Non-U.S. Holder should provide the Depositary with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such Non-U.S. Holder's non-U.S. status or by otherwise establishing an exemption. Backup withholding is not an additional tax. Non-U.S. Holders may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund of any excess amounts withheld by timely filing a claim for refund with the IRS.

6.     Price Range of Shares; Dividends.

        The Shares are listed and principally traded on NASDAQ under the symbol "JOSB." The following table sets forth, for each of the periods indicated, the high and low intraday prices per Share on NASDAQ, and dividends paid per Share, as disclosed in JOSB's SEC filings or, with respect to the 2013 and 2014 prices, as reported in published financial sources:

	High	Low
Fiscal Year 2011:
First Quarter	$53.19	$41.26
Second Quarter	$57.14	$45.10
Third Quarter	$55.86	$40.46
Fourth Quarter	$56.43	$45.78
Fiscal Year 2012:
First Quarter	$55.00	$46.45
Second Quarter	$49.51	$39.54
Third Quarter	$50.75	$39.91
Fourth Quarter	$49.03	$37.31
Fiscal Year 2013:
First Quarter	$44.53	$38.36
Second Quarter	$48.62	$38.70
Third Quarter	$50.61	$39.40
Fourth Quarter	$57.61	$46.60
Fiscal Year 2014:
First Quarter (through March 19, 2014)	$64.63	$51.97

        According to JOSB's publicly available documents, JOSB has never paid a cash dividend on the Shares and, under the terms of the Merger Agreement, JOSB is not permitted to declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of the Shares without MW's consent. If we acquire control of JOSB, we currently intend that no dividends will be declared on the Shares prior to the effective time of the Merger.

        On October 8, 2013, the last full trading day before the first public announcement of a proposal by JOSB to acquire MW, the last sales price of the Shares reported on NASDAQ was $41.66 per Share and the 60- calendar day trailing average of the sales price of the Shares reported on NASDAQ was $42.26 per Share. On March 10, 2014, the last trading day before the execution of the Merger Agreement, the last reported sale price of the Shares on NASDAQ was $61.83 per Share. On March 19, 2014, the last trading day before this amended Offer, the last reported sale price of the Shares on NASDAQ was $64.35 per Share. You are urged to obtain current market quotations for the Shares.

7.     Possible Effects of the Offer on the Market for the Shares; Stock Exchange Listing; Registration Under the Exchange Act; Margin Regulations.

        Assuming the requirements of Section 251(h) of the DGCL are satisfied, no stockholder vote will be required to consummate the Merger. Following consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we intend to consummate the Merger as promptly as practicable. We do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

        Possible Effects of the Offer on the Market for the Shares.    If the Offer is consummated and the Merger does not take place for any reason, it is possible that there may be so few remaining stockholders and publicly held Shares that the Shares will no longer be eligible to be traded on a securities exchange and there may not be an active or liquid public trading market (or possibly any public trading market) for the Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. If the Merger is consummated, stockholders not tending their Shares in the Offer, (other than those properly exercising appraisal rights with respect thereto in accordance with Section 262 of the DGCL) will receive the price per Share paid in the Offer.

        Stock Exchange Listing.    The Shares are listed on NASDAQ. It is possible the Shares may no longer meet the standards for continued listing on NASDAQ and may be delisted from NASDAQ following consummation of the Offer. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continued listing on NASDAQ, the market for the Shares could be adversely affected. According to NASDAQ's published guidelines, the Shares would not meet the criteria for continued listing on NASDAQ if, among other things, (i) the total number of holders of Shares fell below 400, (ii) the number of publicly held Shares (defined as total shares outstanding, less any shares held directly or indirectly by officers, directors or any person who is the beneficial owner of more than 10% of the total shares outstanding) fell below 750,000 or (iii) the market value of publicly held shares fell below $5 million. If the Shares are not delisted prior to the Merger, we intend to delist the Shares from NASDAQ promptly following consummation of the Merger.

        Registration Under the Exchange Act.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of JOSB to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by JOSB to its stockholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a stockholders' meeting and the related requirement to furnish an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. Furthermore, "affiliates" of JOSB and persons holding "restricted securities"

of JOSB may be deprived of, or delayed in, the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

        Following the purchase of Shares in the Offer and subject to the satisfaction or waiver of the remaining conditions contained in the Merger Agreement, we will consummate the Merger as promptly as practicable, following which the Shares will no longer be publicly owned. Following the consummation of the Merger, we intend to take steps to cause the termination of the registration of the Shares under the Exchange Act as promptly as practicable and may in the future take steps to cause the suspension of all of JOSB's reporting obligations under the Exchange Act.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.     Certain Information Concerning JOSB.

        Except as otherwise expressly set forth in this Offer to Purchase, the information concerning JOSB contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of MW, the Purchaser, the Dealer Managers, the Information Agent or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by JOSB to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to MW, the Purchaser, the Dealer Managers, the Information Agent or the Depositary. MW, the Purchaser, the Dealer Managers, the Information Agent and the Depositary have relied upon the accuracy of the information included in such publicly available documents and records and other public sources and have not made any independent attempt to verify the accuracy of such information.

        According to the JOSB 10-K, JOSB was organized in 1982 with the business established in 1905, its headquarters and principal executive offices are located at 500 Hanover Pike, Hampstead, Maryland 21074, its telephone number is (410) 239-2700 and its website address is www.josbank.com. According to the JOSB 10-K, JOSB is a nationwide designer, manufacturer, retailer and direct marketer (through stores, catalog call center and Internet) of men's tailored and casual clothing and accessories and is a retailer of tuxedo rental products. JOSB sells substantially all of its products exclusively under the Jos. A. Bank label through 602 retail stores (as of February 2, 2013, which includes 35 outlet and factory stores and 15 franchise stores) located throughout 44 states and the District of Columbia in the United States, as well as through its nationwide catalog call center and Internet (www.josbank.com) operations. As of March 27, 2013, JOSB had approximately 6,342 employees, consisting of 4,636 full-time employees and 1,706 part-time employees.

        Preferred Share Purchase Rights.    As disclosed by JOSB in its Annual Report on Form 10-K for the fiscal year ended February 2, 2013, JOSB maintains a rights agreement, dated as of September 6, 2007 (as amended, the "Rights Agreement"), pursuant to which preferred stock purchase rights ("Rights") were distributed as a dividend at the rate of one right for each outstanding Share held as of the close of business on September 20, 2007. The Rights Agreement has significant anti-takeover effects by causing substantial dilution to a person or group that attempts to acquire JOSB on terms not approved by the JOSB Board.

        In connection with and prior to the execution of the Merger Agreement, JOSB delivered to MW an executed copy of Amendment No. 3 to the Rights Agreement, dated as of March 11, 2014, by and between JOSB and the Rights Agent (as defined therein) (the "Rights Amendment"). The Rights Amendment renders the Rights Agreement inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Specifically, the Rights Amendment, among other matters, provides that none of (i) the approval, execution, delivery, performance, consummation or public announcement of the Merger Agreement, (ii) the approval, commencement, consummation or public announcement of the Offer or Merger or (iii) the approval, execution, delivery, performance, commencement, consummation or public announcement of any of the other transactions contemplated by the Merger Agreement will result in either MW or the Purchaser being deemed an Acquiring Person or give rise to any event that would result in the occurrence of a Shares Acquisition Date or a Distribution Date (in each case, as defined in the Rights Agreement). The Rights Amendment also provides that the Rights Agreement shall expire and terminate immediately prior to the Effective Time in accordance with the terms of the Merger Agreement.

        Unless a Distribution Date occurs, a tender of shares of common stock will include a tender of the associated Rights. If a Distribution Date does occur, you will need to tender one Right with each share of common stock tendered in order for such share to be validly tendered in the Offer. We will not pay any additional consideration for the tender of a Right.

        The foregoing description of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement which is filed as Exhibit 4.1 to JOSB's Current Report on Form 8 K filed with the SEC on September 7, 2007, Amendment No. 1 to the Rights Agreement which is filed as Exhibit 4.1 to JOSB's Current Report on Form 8 K filed with the SEC on January 3, 2014, Amendment No. 2 to the Rights Agreement which is filed as Exhibit 4.1 to JOSB's Current Report on Form 8 K filed with the SEC on February 14, 2014 and Amendment No. 3 to the Rights Agreement which is filed as Exhibit 4.1 to JOSB's Current Report on Form 8-K filed with the SEC on March 11, 2014.

        Additional Information.    JOSB is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. JOSB is required to disclose in such proxy statements certain information, as of particular dates, concerning JOSB's directors and officers, their remuneration, stock options granted to them, the principal holders of JOSB's securities and any material interest of such persons in transactions with JOSB. Such reports, proxy statements and other information may be read and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained free of charge at the website maintained by the SEC at http://www.sec.gov.

9.     Certain Information Concerning the Purchaser and MW.

        Purchaser.    The Purchaser is a Delaware corporation and, to date, has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Purchaser is a wholly owned subsidiary of MW. The principal executive offices of the Purchaser are located at 6380 Rogerdale Road, Houston, Texas 77072-1624 (telephone number (281) 776-7000) and at 6100 Stevenson Blvd., Fremont, California 94538 (telephone number (510) 657-9821), respectively.

        MW.    MW began operations in 1973 as a partnership and was incorporated as The Men's Wearhouse, Inc. under the laws of Texas in May 1974. MW's principal corporate and executive offices are located at 6380 Rogerdale Road, Houston, Texas 77072-1624 (telephone number (281) 776-7000) and at 6100 Stevenson Blvd., Fremont, California 94538 (telephone number (510) 657-9821), respectively. MW is one of the largest specialty retailers of men's suits and the largest provider of tuxedo rental products in the United States and Canada. At November 2, 2013, MW operated 1,133 retail stores, with 1,013 stores in the U.S. and 120 stores in Canada. MW's U.S. retail stores are operated under the brand names of Men's Wearhouse (658 stores), Men's Wearhouse and Tux (261 stores) and K&G (94 stores) in 50 states and the District of Columbia. MW's Canadian stores are operated under the brand name of Moores Clothing for Men ("Moores") in ten provinces. MW also conducts retail dry cleaning, laundry and heirlooming operations through MW Cleaners in the Houston, Texas area. Additionally, MW operates two corporate apparel providers—its U.K.-based holding company operations, the largest provider in the United Kingdom under the Dimensions, Alexandra and Yaffy brands, and its Twin Hill operations in the U.S. These operations provide corporate clothing uniforms and workwear to workforces through multiple channels including managed corporate accounts, catalogs and the internet. MW acquired 86% of the U.K.-based holding company in 2010. Certain previous shareholders of Dimensions control 14% of the U.K.-based holding company and MW has the right to acquire this 14% after fiscal 2013. At February 2, 2013, MW had approximately 17,500 employees, consisting of approximately 15,000 in the U.S. and 2,500 in foreign countries, of which approximately 12,400 were full-time employees. Seasonality affects the number of part-time employees as well as the number of hours worked by full-time and part-time personnel.

        The principal trading market for MW's ordinary shares is the New York Stock Exchange. MW is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth below under "Available Information."

        Legal Proceedings.    MW is involved in various routine legal proceedings, including ongoing litigation, incidental to the conduct of its business. MW's management does not believe that any of these matters will have a material adverse effect on its financial position, results of operations or cash flows.

        Properties.    As of November 2, 2013, MW operated 1,013 retail apparel and tuxedo rental stores in 50 states and the District of Columbia and 120 retail apparel stores in ten Canadian provinces. MW leases its stores on terms generally from five to ten years with renewal options at higher fixed rates in most cases. Leases typically provide for percentage rent over sales break points. Additionally, most leases provide for a base rent as well as "triple net charges", including but not limited to common area maintenance expenses, property taxes, utilities, center promotions and insurance. In certain markets, MW owns or leases between 3,000 and 33,100 additional square feet as a part of a MW store or in a separate hub warehouse unit to be utilized as a redistribution facility in that geographic area. MW owns or leases properties in various parts of the U.S. and Canada to facilitate the distribution of retail and rental product to its stores. MW also owns or leases properties in Houston, Texas and various parts of the U.K. to facilitate the distribution of its corporate apparel product. In addition, MW has primary office locations in Houston, Texas and Fremont, California with additional satellite offices in other parts of the U.S., Canada and Europe.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of MW and the members of the board of directors and the executive officers of the Purchaser are set forth in Schedule I to this Offer to Purchase.

        None of MW, the Purchaser or, to the knowledge of MW or the Purchaser after reasonable inquiry, any of the persons listed in Schedule I, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        As of the date of this Offer to Purchase, MW and its subsidiaries own of record 100 Shares, representing less than one percent of the outstanding Shares.

        Except as set forth elsewhere in this Offer to Purchase or Schedule I to this Offer to Purchase: (i) none of MW, the Purchaser and, to MW's and the Purchaser's knowledge, the persons listed in Schedule I hereto or any associate or majority owned subsidiary of MW, the Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of JOSB; (ii) none of MW, the Purchaser and, to MW's and the Purchaser's knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares during the past 60 days; (iii) during the two years before the date of this Offer to Purchase, there have been no transactions between MW, the Purchaser, their subsidiaries or, to MW's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and JOSB or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (iv) during the two years before the date of this Offer to Purchase, there have been no contacts, negotiations or transactions between MW, the Purchaser, their subsidiaries or, to MW's and the Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and JOSB or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website at http://www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that the Purchaser has filed electronically with the SEC. Additionally, requests for copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies and copies will be furnished promptly at the Purchaser's expense.

10.   Source and Amount of Funds.

        The Purchaser estimates that it will need approximately $2.1 billion to purchase all outstanding Shares pursuant to the Offer and the Merger, and to pay related fees and expenses. As of March 14, 2014, MW and its subsidiaries had cash and cash equivalents in the amount of approximately $66.3 million. MW will provide the Purchaser with sufficient funds to purchase all Shares validly tendered in the Offer and will provide funding for our acquisition of the remaining Shares in the Merger and related fees and expenses. Parent expects to fund such cash requirements from a combination of its available cash and committed financing facilities, as described below. The Offer is not conditioned on any financing arrangements or subject to a financing condition.

        Concurrently with the signing of the Merger Agreement, MW entered into the Commitment Letter with the Lenders. MW expects the financing under the Commitment Letter, together with cash balances, to be sufficient to provide the financing necessary to consummate the Offer and the Merger and to refinance certain existing indebtedness of MW. The Commitment Letter provides for (i) $1.1 billion aggregate principal amount of senior secured term B loans, (ii) a $500 million asset-based revolving facility of MW and certain of its subsidiaries and (iii) $600 million aggregate principal amount of unsecured bridge loans to the extent $600 million in gross proceeds are not raised from the issuance and sale by MW of senior unsecured notes prior to the effective time of the Merger.

        The initial extensions of credit are subject to the satisfaction of various conditions set forth in the Commitment Letter, including, but not limited to, (i) the substantially simultaneous consummation of the Offer in accordance with the terms of the Merger Agreement, (ii) the accuracy of certain representations and warranties in the Merger Agreement and specified representations and warranties in the loan documents, (iii) the non-occurrence of a Target Material Adverse Effect (as defined in the Commitment Letter), (iv) the execution and delivery of definitive documentation with respect to the applicable debt facilities consistent with the Commitment Letter and (v) the delivery of certain audited, unaudited and pro forma financial statements and certain customary closing documents.

        The foregoing summary of the terms of the Commitment Letter does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO, which incorporated herein by reference. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the acquisition financing is not available at the expiration of the Offer. Other than as set forth in the Commitment Letter, no plans have been made to finance or repay the acquisition financing after the consummation of the transactions contemplated by the Merger Agreement.

        We do not think that our financial condition is material to your decision whether to tender Shares and accept the Offer because: (i) the Offer is being made for all outstanding Shares solely for cash; (ii) the Offer is not subject to any financing condition; (iii) if we consummate the Offer, MW will acquire any remaining Shares for the same per Share price in the Merger as was paid in the Offer; and (iv) we, through our parent company, MW will have sufficient funds through available cash and committed financing facilities, to purchase all Shares validly tendered in the Offer and not validly withdrawn and to provide funding for the Merger and related fees and expenses.

11.   Background of the Offer; Other Transactions with JOSB.

        Background of the Offer.    As part of their ongoing evaluation of MW's business and strategic alternatives, MW's board of directors (the "MW Board") and senior management, on occasion with outside legal and financial advisors, have from time to time evaluated strategic opportunities and prospects for acquisitions across the retail clothing industry. In the course of MW's ongoing evaluation, and in connection with certain events described below, MW's management team considered and reviewed a possible acquisition of JOSB.

        On September 18, 2013, Douglas S. Ewert, president and chief executive officer of MW, received a phone call and letter from Robert N. Wildrick, chairman of the board of directors of JOSB, communicating an unsolicited and highly conditional non-binding proposal to acquire all of the outstanding shares of common stock of MW for $48.00 per share (the "JOSB Proposal"). The JOSB Proposal was subject to, among other things, due diligence and substantial debt and equity financing.

        On September 19, 2013, certain members of the MW Board and MW's senior management held a telephone call with J.P. Morgan and BofA Merrill Lynch, MW's financial advisors, and Willkie Farr & Gallagher LLP ("WF&G"), MW's legal advisor, to discuss initial reactions to the JOSB Proposal.

        On September 23, 2013, the MW Board met via teleconference with senior management and WF&G, to discuss, among other things, potential responses to the JOSB Proposal and possible alternative transactions that could be pursued by MW.

        On September 27, 2013, the MW Board met via teleconference with senior management, WF&G, J.P. Morgan and BofA Merrill Lynch, to review potential strategic alternatives available to maximize MW shareholder value in considering the JOSB Proposal.

        On October 2, 2013, Mr. Ewert called Mr. Wildrick by telephone to discuss the timing of MW's response to the JOSB Proposal. Later on October 2, 2013, Mr. Ewert advised Mr. Wildrick by electronic message that the MW Board would need additional time to work with its financial and legal advisors and complete its review process and that the MW Board intended to respond to JOSB by the middle of October.

        On October 3, 2013, Mr. Wildrick responded to Mr. Ewert by electronic message offering to extend MW's deadline to respond to the JOSB Proposal to October 10, 2013.

        On October 7, 2013 at a regularly scheduled MW Board meeting, the MW Board, together with senior management, J.P. Morgan, BofA Merrill Lynch and WF&G, discussed, among other things, the JOSB Proposal and the response MW would deliver to JOSB, potential defensive measures that could be taken, and possible alternative transactions including, without limitation, maintaining MW as a standalone business or acquiring JOSB, including in a negotiated transaction.

        On October 8, 2013, an unconfirmed press report indicated that JOSB had approached MW about a combination of the two companies. On the morning of October 9, 2013, and prior to receipt of MW's response, JOSB issued a press release publicly confirming its proposal to acquire MW and reproducing the JOSB Proposal in the press release.

        Later on the morning of October 9, 2013, Mr. Ewert delivered to Mr. Wildrick the MW Board's response to the JOSB Proposal, noting that the Board is committed to the strategic plan carefully developed by its management team, which it believes will maximize long-term value for all of MW's shareholders, and that the MW Board had concluded that the JOSB Proposal is highly conditional, significantly undervalues MW and its strong prospects for continued growth and value creation and is not in the best interests of MW and its shareholders. Mr. Ewert also noted that the MW Board concluded that discussing the JOSB Proposal, on the proposed terms, would not be productive. Following such response, MW publicly disclosed its response to the JOSB Proposal.

        On the afternoon of October 9, 2013, the MW Board met via teleconference and discussed and adopted a limited duration shareholder rights plan and amended and restated bylaws that, among other things, increased the percentage of outstanding shares required to approve an amendment to MW's bylaws. In addition, on the evening of October 9th, MW issued a press release announcing such actions and JOSB issued a press release publicly responding to MW's rejection of its proposal.

        On October 14, 2013, Mr. Ewert received a letter via electronic mail from Mr. Wildrick, reiterating JOSB's desire to discuss the JOSB Proposal.

        On October 17, 2013, the MW Board discussed strategic alternatives and financial presentations prepared by its financial advisors, including, without limitation, acquiring JOSB.

        On October 28, 2013, MW released an investor presentation, setting forth its rationale for rejecting the JOSB Proposal and discussing MW's business growth and value creation strategies.

        On October 31, 2013, Mr. Wildrick sent a letter to Mr. Ewert indicating that JOSB would consider increasing its $48.00 per share offer if MW provided JOSB with confidential information concerning MW's business. Mr. Wildrick did not address the numerous and broad conditions, including debt and equity financing needed for the JOSB Proposal, nor did he indicate the extent to which JOSB might increase its offer price or the parameters on which an increased offer price might depend. Mr. Wildrick also stated that JOSB would terminate the JOSB Proposal on November 14, 2013 if MW failed to engage in discussions on the JOSB Proposal.

        On November 3, 2013, the MW Board met via teleconference with senior management, J.P. Morgan, BofA Merrill Lynch and WF&G and discussed, among other things, MW's response to JOSB's request for access to confidential information.

        On November 4, 2013, MW publicly responded to JOSB's request for access to confidential company information. MW stated that the JOSB offer was inadequate and highly conditional and that providing JOSB with access to such information was not in the best interests of MW and its shareholders.

        On November 15, 2013, JOSB announced that it had terminated the JOSB Proposal.

        On November 17, 2013 the MW Board met via teleconference with J.P. Morgan, BofA Merrill Lynch and WF&G. J.P. Morgan and BofA Merrill Lynch briefly discussed with the MW Board certain strategic alternatives available to MW.

        On November 25, 2013, at a regularly scheduled board meeting, the MW Board, together with senior management, J.P. Morgan, BofA Merrill Lynch and WF&G, discussed, among other things, the strategic alternatives available to MW, including, without limitation, maintaining MW as a standalone business and the possibility of MW acquiring JOSB. The MW Board unanimously approved the issuance of a letter to JOSB presenting MW's proposal to acquire all of the outstanding Shares of JOSB for $55.00 per Share in cash (the "MW Proposal").

        On November 26, 2013, Mr. Ewert called Mr. Wildrick and sent a letter to Mr. Wildrick communicating the MW Proposal. Thereafter, MW publicly announced the MW Proposal and released an investor presentation relating to the MW Proposal. JOSB responded that they had received the proposal and would respond in due course.

        On December 23, 2013, Mr. Wildrick delivered to Mr. Ewert JOSB's response to the MW Proposal, stating that after consideration by its board of directors, with the assistance of its financial and legal advisors, JOSB had unanimously rejected the MW Proposal. Following such response, JOSB publicly disclosed its response to the MW Proposal.

        Later on the morning of December 23, 2013, MW publicly responded to JOSB's rejection of the MW proposal. MW stated that given JOSB's repeated expressions of interest in engaging in good faith discussions about a possible combination, MW was surprised at the rejection and would continue to carefully consider all of its options to make the combination a reality, including nominating director candidates at JOSB's next annual meeting of stockholders.

        Later in the day on December 23, 2013 and in connection with MW's intention to nominate directors for the JOSB 2014 annual meeting of stockholders (the "JOSB 2014 Annual Meeting") as described below, MW made a request to JOSB for its proposed nominee questionnaire pursuant to the Amended and Restated Bylaws of JOSB.

        On December 27, 2013, the MW Board met via teleconference and resolved to provide JOSB with notice of its intention to nominate John D. Bowlin and Arthur E. Reiner (the "Nominees") as independent directors at the JOSB 2014 Annual Meeting.

        On January 3, 2014, the MW Board met via teleconference and together with senior management, J.P. Morgan, BofA Merrill Lynch and WF&G, discussed and reviewed the terms of the initial Offer. After a lengthy discussion the MW Board approved the initial Offer on the terms set forth in the initial Offer to Purchase.

        On January 6, 2014, MW and the Purchaser commenced the initial Offer and released an investor presentation relating to the initial Offer. Simultaneously with launching the initial Offer, MW announced that it would deliver notice to JOSB of its intention to nominate the Nominees as independent director candidates to the JOSB Board at the JOSB 2014 Annual Meeting.

        On January 6, 2014, JOSB issued a press release urging its stockholders to take no action with respect to the initial Offer or the Nominees at that time.

        On January 13, 2014, MW filed a Premerger Notification and Report Form with the Federal Trade Commission (the "FTC") and the Department of Justice Antitrust Division (the "DOJ") relating to the Offer.

        Also on January 13, 2014, Eminence Capital, LLC ("Eminence") filed a complaint in the Court of Chancery of the State of Delaware against the directors of JOSB alleging, among other things, breaches of fiduciary duty for failure to act in the best interests of JOSB's stockholders, for material misstatements and omissions and for pursuit of an alternative transaction to the proposed merger.

        On January 14, 2014, in accordance with JOSB's bylaws, we delivered formal notice of our intent to nominate the Nominees for election to the JOSB Board.

        On January 17, 2014, JOSB announced that the JOSB Board had recommended that JOSB stockholders reject the initial Offer and not tender shares pursuant to the initial Offer.

        Later in the day on January 17, 2014, MW issued a press release responding to the JOSB Board's recommendation to reject the initial Offer and urged the JOSB Board to form a special committee of independent directors that would objectively evaluate the initial Offer and begin negotiations with MW.

        On January 28, 2014, MW received a Request for Additional Information and Documentary Material ("Second Request") from the FTC relating to the Offer. The Second Request was issued in connection with the notification filing that MW made under the requirements of the HSR Act. MW publicly announced that it intended to expeditiously respond to the information request and continue to work cooperatively with the FTC to obtain approval of the Offer as soon as possible.

        On January 29, 2014, State-Boston Retirement System filed a complaint in the Court of Chancery of the State of Delaware against the directors of JOSB alleging breach of fiduciary duty in connection with the refusal of the JOSB Board to enter into negotiations with MW, summarily rejecting the MW Proposal and strategizing to acquire another company for the purpose of making JOSB a less attractive acquisition target.

        On January 30, 2014, MW sent a letter to the independent directors on the JOSB Board and issued a press release containing the text of that letter, urging the JOSB Board to form a special committee of independent directors to re-consider the initial Offer and the JOSB Board's decision to reject it (without any discussion whatsoever with MW) and indicating that MW is prepared to increase the offer price if JOSB can demonstrate or MW can discover additional value through discussions or limited due diligence.

        On February 2, 2014, the JOSB Board sent a letter to the MW Board responding to the letter MW sent on January 30, 2014 and issued a press release containing the text of such letter.

        On February 14, 2014, JOSB announced that it had entered into the Eddie Bauer Purchase Agreement and the other Eddie Bauer Transaction Documents and Amendment No. 2 to the Rights Agreement. Later in the day on February 14, 2014, MW issued a press release commenting on JOSB's entry into the Eddie Bauer Transaction Documents and announcing that the MW Board would evaluate MW's options with respect to JOSB.

        During the week of February 16, 2014, certain members of the MW Board met telephonically with management, BofA Merrill Lynch, J.P. Morgan and WF&G to discuss the Eddie Bauer Transactions and their implications with respect to the Offer.

        On February 18, 2014, Eminence sent a letter to the JOSB Board and issued a press release containing the text of that letter, expressing Eminence's dissatisfaction with the Eddie Bauer Transaction.

        On February 19, 2014, MW entered into an agreement with the FTC modifying the scope of the Second Request, pursuant to which, among other things, MW agreed that it would not consummate the acquisition of JOSB until the earlier of (i) 30 days following substantial compliance with the Second Request or (ii) written notice from the FTC closing the investigation.

        On February 19, 2014, JOSB commenced a tender offer to purchase up to 4,615,384 Shares at a purchase price of $65.00, less any applicable withholding taxes and without interest (the "JOSB Self Tender Offer").

        On February 23, 2014, the MW Board met telephonically with members of management, BofA Merrill Lynch, J.P. Morgan and WF&G to discuss, among other things, the Eddie Bauer Transactions and the Offer, and to review the terms of the amended Offer. After thorough discussion, the MW Board unanimously approved amending and restating the initial Offer to Purchase to, among other things, increase the offer price to $63.50 and revise the conditions to the initial Offer.

        On February 24, 2014, MW commenced a lawsuit in the Court of Chancery of the State of Delaware against each director of the JOSB Board, Everest Holdings LLC ("Everest Holdings"), Everest Topco LLC (together with Everest Holdings, the "Everest Parties"), Golden Gate Private Equity, Inc., and JOSB. MW's complaint asserted breaches of fiduciary duties by the JOSB Board and aiding and abetting the breach of fiduciary duties by Everest Holdings LLC, Everest Topco LLC, Golden Gate Private Equity, Inc., and JOSB. MW's complaint, among other relief, sought declaratory and injunctive relief. MW also moved for expedited proceedings and a preliminary injunction to preserve the status quo pending resolution of the lawsuit.

        On February 24, 2014, MW and the Purchaser filed an amended tender offer statement on Schedule TO and publicly announced the amended Offer and MW's commencement of a lawsuit against the JOSB Board, the Everest Parties and other parties in the Court of Chancery of the State of Delaware.

        On February 27, 2014, Mr. Wildrick sent a letter to Mr. Ewert communicating that the JOSB Board had unanimously rejected the amended Offer as inadequate but indicating that the JOSB Board had authorized JOSB to meet with MW to establish a process that would enable MW to advise the JOSB Board as to MW's best offer as to purchase price and other terms for an acquisition of JOSB, as reflected in a mark-up of a draft merger agreement to be provided to MW by JOSB. Following such response, JOSB publicly disclosed its letter to Mr. Ewert.

        On February 28, 2014, Mr. Ewert sent a letter to Mr. Wildrick communicating that MW was prepared to meet with JOSB to begin discussions regarding the amended Offer and would be happy to discuss the specific topics raised in Mr. Wildrick's letter dated February 27, 2014. Following such response, MW publicly disclosed its letter to Mr. Wildrick.

        On March 1, 2014, MW and JOSB entered into a non-disclosure agreement, pursuant to which the companies agreed to exchange certain confidential information to evaluate a potential transaction.

        From March 1 through March 11, 2014, MW conducted a limited due diligence review of JOSB and counsel for MW and JOSB exchanged multiple markups of a merger agreement. In the course of those discussions, MW offered to increase the consideration in an acquisition of JOSB to $65.00 per share and addressed certain key issues on the contract terms, in particular those dealing with closing certainty (including offering a $75 million reverse termination fee if MW did not obtain antitrust clearance for the transaction) and employee benefits.

        On March 11, 2014, prior to entering into the Merger Agreement, JOSB notified the Everest Parties that the JOSB Board had determined that the transactions contemplated by the Merger Agreement (including the Offer and the Merger) constituted a Superior Proposal (as defined in the Eddie Bauer Purchase Agreement) and that it had determined to terminate the Eddie Bauer Purchase Agreement. In connection therewith, each of JOSB and MW entered into a Release Agreement with the Everest Parties pursuant to which, among other things, the parties agreed to release each other from certain past, present and future claims arising under the Eddie Bauer Purchase Agreement and the Merger Agreement and the transactions contemplated thereby. Consistent with the terms of the release agreement between JOSB and the Everest Parties, JOSB paid to the Everest Parties the $48 million termination fee required under the Eddie Bauer Purchase Agreement on March 11, 2014.

        Also on March 11, 2014, prior to entering into the Merger Agreement, JOSB delivered to MW an executed copy of Amendment No. 3 to the Rights Agreement, pursuant to which the Rights Agreement was rendered inapplicable to the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby.

        Later on March 11, 2014, MW, JOSB and the Purchaser entered into the Merger Agreement which provides, among other things, the Offer would be amended to increase the offer price to $65.00 per share. Pursuant to the Merger Agreement, MW agreed to withdraw its proposed nominees to the JOSB Board. MW publicly announced the Merger Agreement and extended the expiration date of the Offer to March 19, 2014.

        Also on March 11, 2014, JOSB announced that it terminated the JOSB Self Tender Offer.

        On March 13, 2014, consistent with the terms of the Merger Agreement, MW filed a motion to dismiss the action it filed in the Delaware Court of Chancery, captioned The Men's Wearhouse Inc. v. Robert N. Wildrick, et al., C.A. No. 9893—VCL, seeking dismissal with prejudice as to all defendants.

        Also on March 13, 2013, Eminence and JOSB jointly filed a stipulation of dismissal and the action Eminence filed in the Delaware Court of Chancery, captioned Eminence Capital, LLC v. Robert N. Wildrick et. al., C.A. No. 9241—VCL, was dismissed with prejudice.

        Other Transactions with JOSB.    Except as described elsewhere herein, neither MW nor any of its subsidiaries is currently engaged or has engaged, in the past two (2) years, in any transactions with JOSB or any of its subsidiaries.

12.   The Merger Agreement; Other Agreements.

  Merger Agreement

        The summary description of the Merger Agreement set forth below and elsewhere in this Offer to Purchase is qualified in its entirety by reference to the Merger Agreement, a copy of which the Purchaser has included as an exhibit to the Tender Offer Statement on Schedule TO, which is available as set forth in "Section 9—Certain Information Concerning the Purchaser and MW—Available Information" above. The summary description has been included in this Offer to Purchase to provide you with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about MW, the Purchaser, JOSB or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement, were made as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may not have been intended to be statements of fact, but rather, as a method of allocating risk and governing the contractual rights and relationships among the parties to the Merger Agreement. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality and other qualifications and limitations in a way that is different from what may be viewed as material by MW's shareholders or JOSB's stockholders. In reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or conditions of MW, the Purchaser, JOSB or their respective affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed or may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone and should instead be read in conjunction with the other information contained in the reports, statements and filings that MW and JOSB publicly file with the SEC. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        The Offer.    The Purchaser's obligation to accept for payment Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in "The Offer—Section 15—Conditions of the Offer." Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of the conditions described in "The Offer—Section 15—Conditions of the Offer," the Merger Agreement provides that the Purchaser will accept for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date. The Purchaser has expressly reserved the right, in its sole discretion, to waive, in whole or in part any condition to the offer or modify the terms of the Offer; provided that, without the prior written consent of JOSB, the Purchaser has agreed not to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions to the Offer or make any condition to the Offer more difficult to satisfy, (v) extend the Expiration Date other than in accordance with the Merger Agreement or provide a "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act or (vi) otherwise amend the Offer in a manner adverse to the holders of Shares generally. The Merger Agreement further provides that the Purchaser will not terminate the Offer prior to any scheduled Expiration Date without the prior consent of JOSB unless the Merger Agreement is terminated pursuant to its terms.

        Expiration Date; Extensions.    Subject to the terms and conditions set forth herein and in the Merger Agreement, the Offer is scheduled to expire at 5:00 p.m., New York City time, on April 9, 2014 (the "Initial Expiration Date") or, if the Initial Expiration Date has been extended in accordance with the Merger Agreement, the date on which the Offer has been so extended (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been so extended, the "Expiration Date"). The Merger Agreement provides that, if on any scheduled Expiration Date, any of the conditions described in "The Offer—Section 15—Conditions of the Offer" is not satisfied or, in the Purchaser's sole discretion, waived (subject to the terms of the Merger Agreement), then the Purchaser shall extend the Offer for successive periods of time of up to ten business days or such number of days as the parties may agree in order to permit satisfaction of such conditions; provided that (i) if the sole then unsatisfied condition is the Minimum Tender Condition, the Purchaser may only extend the Offer if JOSB has requested such extension in writing and (ii) if the HSR Condition shall have been satisfied less than five business days prior to the Expiration Date (as determined pursuant to Rule 14d-1(g)(3) of the Exchange Act), no such consent of JOSB shall be required for MW to extend the Offer for a period of up to five business days (as determined pursuant to Rule 14d-1(g)(3) of the Exchange Act). In addition, the Purchaser shall extend the Offer (A) for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff or rules of any securities exchange and (B) for a period of five Business Days following the then scheduled Expiration Date if, within the five business day period prior to such Expiration Date, the JOSB Board shall have provided MW notice of its intention to make a change in recommendation regarding the Offer or to otherwise terminate the Merger Agreement to accept a superior proposal. The Merger Agreement provides that notwithstanding the foregoing, in no event shall the Purchaser be required to (x) extend the Offer beyond September 30, 2014 or (y) extend the Offer at any time that MW or the Purchaser is permitted to terminate the Merger Agreement pursuant to Article VIII of the Merger Agreement.

        Schedule 14D-9.    The Merger Agreement provides that JOSB will file with the SEC an amendment to its Schedule 14D-9 reflecting the recommendation of the JOSB Board that holders of Shares tender their Shares into the Offer, and will disseminate the Schedule 14D-9 as required by Rule 14d-9 under the Exchange Act. Unless, pursuant to Section 6.5(b) of the Merger Agreement, the JOSB Board effects a Change in Company Recommendation, the Schedule 14D-9 will set forth that the JOSB Board (i) has determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated thereby, are advisable and in the best interests of JOSB and its stockholders and (ii) recommends that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer (the "Company Board Recommendation").

        Directors.    The Merger Agreement provides that effective upon the Offer Closing and from time to time thereafter, subject to applicable law and any listing agreement with, or rules of, NASDAQ, MW will have the right to designate the number of directors, rounded up to the next whole number, on the JOSB Board that equals the product of (i) the total number of directors on the JOSB Board (after giving effect to the election of any additional directors pursuant to the foregoing) and (ii) the percentage that the number of Shares beneficially owned by MW or the Purchaser (including Shares accepted for payment) bears to the total number of Shares outstanding. Under the Merger Agreement, JOSB is required to cause MW's designees to be elected or appointed to such classes of the JOSB Board so as to be as evenly distributed as possible among the three classes of the JOSB Board, including by increasing the number of directors and seeking and accepting resignations of incumbent directors. Notwithstanding the foregoing, the Merger Agreement also provides that at all times prior to the Effective Time, there will be at least two directors on the JOSB Board not designated by MW.

        Following the election or appointment of MW's designees to the JOSB Board and until the Effective Time, the Merger Agreement provides that the approval of a majority of the directors of JOSB then in office who were not designated by MW shall be required to authorize (i) any termination of the Merger Agreement by JOSB, (ii) any amendment of the Merger Agreement requiring action by JOSB, (iii) any extension of time for performance of any obligation or action by MW or the Purchaser under the Merger Agreement, (iv) any waiver of compliance with any of the agreements or conditions contained therein for the benefit of JOSB or (v) any other action (or inaction) under or in connection with the Merger Agreement if such action (or inaction) would reasonably be expected to adversely affect JOSB's stockholders (other than MW or the Purchaser).

        The Merger; Merger Consideration.    Pursuant to the Merger Agreement, after the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, the Purchaser will merge with and into JOSB and JOSB will continue as the surviving corporation in the Merger and will become an indirect wholly owned subsidiary of MW. At the effective time of the Merger, each issued and outstanding Share (other than those owned by JOSB or MW or any direct or indirect wholly owned subsidiary of JOSB or MW and other than those held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the DGCL), will be converted into the right to receive (upon compliance with the exchange procedures set forth in the Merger Agreement) the Offer Price in cash, without interest and subject to any required withholding taxes.

        Treatment of Company Equity Awards.    Under the Merger Agreement, awards of restricted stock units granted under JOSB's stock plans that are outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled in exchange for the right to receive the Offer Price.

        For each restricted stock unit (or portion thereof) granted for which

  •
  the applicable performance-period is complete as of the effective time, the number of shares subject to the restricted stock unit shall be determined based on actual performance;

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  the applicable performance is not complete as of the effective time, the number of shares subject to the restricted stock unit shall be determined based on the maximum number of shares which can be earned pursuant to the award, pro-rated based on the number of days in the performance period which have elapsed as of the Effective Time; and

  •
  the applicable performance period is completed but for which JOSB has not certified performance goals for such period, JOSB will certify the achievement of performance goals in a manner consistent with past practice.

        Representations and Warranties.    The Merger Agreement contains customary representations and warranties of the parties, including representations by JOSB as to organization, capital structure, corporate authority, consents and approvals, filings with the SEC, absence of certain changes or events, compliance with laws, taxes, permits, litigation, material contracts, properties, labor and employment matters, absence of undisclosed liabilities, intellectual property, insurance, the Schedule 14D-9, the Rights Agreement, Section 203 of the DGCL and other state takeover statutes, investment banker fees, the termination of the Eddie Bauer Purchase Agreement, opinions of financial advisors and affiliate transactions. None of the representations or warranties contained in the Merger Agreement survive the consummation of the Merger or the termination of the Merger Agreement.

        Conduct of Business by JOSB Pending the Merger.    The Merger Agreement provides that until the earliest of (i) such time as designees of MW first constitute at least a majority of the JOSB Board, (ii) the Effective Time and (iii) the date of any termination of the Merger Agreement pursuant to its terms, each of JOSB and its subsidiaries is required to conduct its respective businesses in the ordinary course, consistent with past practice, and is required to use commercially reasonable efforts to preserve intact its business organization, preserve its assets and properties, purchase inventory consistent with past practice, keep available the services of its current officers and employees and preserve, in all material respects, the current relationships of JOSB and its subsidiaries with their respective customers, suppliers and other persons with which JOSB and its subsidiaries have business dealings.

        In addition and without limiting the generality of the foregoing, until the earlier of the Effective Time or the date of termination of the Merger Agreement, except as set forth in JOSB's confidential disclosure letter delivered pursuant to the Merger Agreement or as otherwise explicitly required by the Merger Agreement, applicable law or with the prior written consent of MW (which consent shall not be unreasonably withheld, conditioned or delayed, other than with respect to certain identified actions), the Merger Agreement restricts the ability of JOSB and each of its subsidiaries to, among other things:

  •
  amend its organizational documents;

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  make any amendment or qualification to or waiver of the Rights Agreement;

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  issue or redeem any shares of capital stock or declare any dividends;

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  merge or consolidate with any other entity;

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  incur or guaranty any indebtedness;

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  make certain employee-related changes, including increasing the compensation and benefits of employees, hiring and firing of employees and amending Company benefits plans;

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  enter into certain arrangements with affiliates;

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  make any acquisition or disposition of any material assets or businesses;

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  change its accounting principles;

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  enter into, renew, amend or terminate any material contract; and

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  settle litigation in excess of $1 million.

        Approvals.    Upon the terms and subject to the conditions set forth in the Merger Agreement, each of the parties agrees to use best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer and the Merger, including obtaining all approvals, consents, waivers, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger.

        The Merger Agreement provides that each party will cooperate with the other in connection with any filing or submission with a Governmental Entity in connection with the Offer, the Merger or the other transactions contemplated by the Merger Agreement and shall keep the other party informed in all material respects of any material communications between such party and any Governmental Entity in connection therewith. The Merger Agreement further provides that each party shall permit the other to participate at or in each substantive meeting or call with a representative of a Governmental Entity relating to the Offer, the Merger, or the other transactions contemplated by the Merger Agreement and to have reasonable access to and consultation rights with respect to any material document (other than documents submitted in response to the Second Request), opinion or proposal made or submitted to any Governmental Entity in connection with the foregoing.

        Notwithstanding anything to the contrary contained in the Merger Agreement, the Merger Agreement provides that MW and the Purchaser will, on behalf of the parties, control and lead all communications and strategy relating to any litigation or to obtaining all approvals, consents, waivers, registrations, permits, authorizations and other confirmations from any Governmental Entity or third party necessary, proper or advisable to consummate the Merger; provided, however, that MW must consult in advance with JOSB and in good faith take JOSB's views into account regarding the overall strategic direction of any such litigation or approval process, as applicable, and consult with JOSB prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such litigation or approvals, as applicable.

        Under the Merger Agreement, MW would be required to, among other things, litigate any challenge to the Offer or the Merger through September 30, 2014 and take other actions, including divestures, required by the FTC. However, the Merger Agreement places a limitation on the actions, including divestures, that MW would be required to take by providing that MW would not be required to take any actions or make any divestures that would result in an aggregate economic effect that would have, or would reasonably be likely to have, a material adverse effect on the business or operations of MW and its subsidiaries, including the Surviving Corporation and its subsidiaries, taken as a whole after the Merger (assuming MW and its subsidiaries, including the surviving corporation and its subsidiaries, taken as a whole, are the size of JOSB and its subsidiaries, taken as a whole).

        No Solicitation.    The Merger Agreement provides that JOSB will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Third Parties conducted prior to March 11, 2014 (the "Signing Date") with respect to any Alternative Transaction. The Merger Agreement also provides that from the Signing Date until the earlier of the Effective Time or the date of termination of the Merger Agreement, JOSB will not, and will cause its subsidiaries, and its and its subsidiaries' affiliates and representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer which constitutes, or may reasonably be expected to lead to, any proposal or offer with respect to any Alternative Transaction (other than with respect to MW, the Purchaser or their respective Representatives) or agree to or endorse any Alternative Transaction, (ii) enter into, negotiate, participate in or engage in discussions with any Person (other than MW, the Purchaser or their respective Representatives) with respect to any Alternative Transaction or any inquiry with respect thereto, (iii) enter into any agreement (A) to consummate any Alternative Transaction, (B) to approve or endorse any Alternative Transaction or (C) in connection with any Alternative Transaction, that requires it to abandon, terminate or fail to consummate the Merger, (iv) grant any waiver, amendment or release under the Rights Agreement, or (v) agree to resolve to take, or take any of the actions prohibited by the foregoing.

        Notwithstanding the foregoing, the Merger Agreement provides that JOSB and its representatives are permitted to engage in discussions or negotiate with a third party that has made an unsolicited written proposal for an Alternative Transaction and to furnish information to such third party if, prior to taking such action, the JOSB Board has determined in good faith, after consultation with its outside legal counsel, that such proposal would be reasonably likely to lead to a Superior Proposal and the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable law. The Merger Agreement provides that JOSB shall notify MW promptly (but in any event within 24 hours after receipt thereof) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, JOSB or any of its Representatives, indicating the name of such Person, the material terms and conditions of any such inquiry, proposal or offer and providing to MW a copy of any written documentation material to understanding such proposal or offer that is received by JOSB from such Person (or from any Representative of such Person). In addition, the Merger Agreement provides that JOSB will keep MW informed, on a prompt basis, of the status and material terms of any such proposals or offers (including any amendments or proposed amendments) and the status of any material details in respect of any such discussions or negotiations, including by providing MW with copies of any written document received by JOSB from such Person and any nonpublic information being furnished to such Person that was not previously provided to MW.

        Notwithstanding the foregoing, the Merger Agreement provides that prior to the Offer Closing Date, the JOSB Board may issue a Change in Company Recommendation in connection with an Alternative Transaction or Company Intervening Event (including by approving or publicly proposing to approve any Alternative Transaction) and terminate the Merger Agreement to enter into a binding agreement for a Superior Proposal, if the JOSB Board reasonably determines in good faith after consultation with its outside financial advisors and outside legal counsel that, if applicable, such proposal or offer constitutes a Superior Proposal and the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to stockholders of JOSB under applicable law. In the event the decision to effect a Change in Company Recommendation is related to an Alternative Transaction proposal or a Company Intervening Event, the Merger Agreement provides that prior to effecting such Change in Company Recommendation, JOSB shall provide MW with four business days written notice and during such period, if requested by MW, JOSB shall negotiate in good faith with MW regarding any amendments to the Merger Agreement proposed in writing by MW in response to the Superior Proposal or Company Intervening Event which is the subject of a proposed Change in Company Recommendation.

        Nothing in the Merger Agreement shall prohibit JOSB from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (including any "stop, look and listen" communication to the stockholders of JOSB) or (ii) making any required disclosure to the stockholders of JOSB if, in the good faith judgment of JOSB Board (after receiving the advice of its outside legal counsel), failure to make such disclosure is reasonably likely to be inconsistent with the fiduciary duties under applicable law.

        As used in the Merger Agreement, the following terms shall have the following meanings:

          (i)  "Alternative Transaction" shall mean any of the following events: (i) any tender or exchange offer, direct or indirect merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving JOSB or any of its subsidiaries in one transaction or a series of related transactions (any of the above, a "Business Combination Transaction") with any Third Party or (ii) the acquisition by a Third Party of 15% or more of the outstanding Shares, or of 15% or more of the assets or operations of JOSB and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions.

         (ii)  "Company Intervening Event" shall mean a material event, fact, circumstance, development or occurrence that affects the business, assets or operations of JOSB that did not exist or had not occurred as of the date of the Merger Agreement, which event, fact, circumstance, development or occurrence becomes known to or by the JOSB Board prior to the Offer closing.

        (iii)  "Superior Proposal" shall mean a bona fide written proposal made by a Third Party (i) which is for a Business Combination Transaction involving, or any purchase or acquisition of, (A) more than 50 percent of the voting power of JOSB's capital stock or (B) all or substantially all of the consolidated assets or operations of JOSB and its subsidiaries and (ii) which the JOSB Board reasonably determines in good faith (after consultation with its outside legal counsel and financial advisors and considering all relevant factors as the JOSB Board considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal and any amendments to the Merger Agreement proposed in writing by, and binding upon, MW which are received prior to the JOSB Board's determination that a Superior Proposal exists)), is more favorable from a financial point of view (taking into account such relevant factors) to the stockholders of JOSB than the Offer and the Merger and the other transactions contemplated thereby, and which the JOSB Board determines is reasonably likely to be consummated.

        Employee Matters.    The Merger Agreement provides that, for a period of one year following the Merger, MW will provide to each JOSB employee (i) base salary or hourly wage or commission rate and equity-based compensation (or cash incentive compensation of equivalent value) that, in each case, is no less favorable than the base salary or hourly wage or commission rate and equity-based compensation that was provided to the applicable JOSB employee immediately prior to the Merger and (ii) employee benefits (excluding any deferred compensation and post-termination health, medical or other welfare or life insurance benefits), that are substantially comparable in the aggregate to the employee benefits that were provided to the applicable JOSB employee immediately prior to the Merger.

        In addition, for the one-year period following the Merger, MW will provide certain specified employees whose employment is terminated by the Surviving Corporation without "cause" during such period with severance payments that are no less favorable than the severance payments the specified JOSB employee would have been entitled to with respect to such termination under the Jos. A. Bank Policy Regarding Severance for Key Associates.

        The Merger Agreement provides that each JOSB employee will receive full credit for his or her service with JOSB and its subsidiaries for purposes of eligibility, vesting (other than for purposes of future equity grants), and determination of the level of paid time off, vacation and sick leave benefits, under any benefit plans of MW, the Surviving Corporation or any of their subsidiaries in which the JOSB employee participates to the same extent recognized by JOSB immediately prior to the Merger. Service credit will not be provided by MW, however, for purposes of any sabbatical plan, policy or arrangement, to the extent such recognition would result in a duplication of benefits for the same period or to the extent such service was not recognized under the corresponding JOSB employee benefit plan.

        MW will or will cause the Surviving Corporation or any of their respective subsidiaries to, as applicable (1) waive any preexisting condition limitations applicable to JOSB employees and their eligible dependents under any plan of MW or any of its subsidiaries that provides health benefits in which JOSB employees are eligible to participate following the Merger (other than limitations that were in effect with respect to such employees as of the Merger under analogous JOSB employee benefit plans), (2) honor any deductible, co-payment and out-of-pocket maximums incurred by JOSB employees and their eligible dependents under the JOSB health plans in which they participated immediately prior to the Merger during the portion of the calendar year prior to the Merger in satisfying the deductibles, co-payments or out-of-pocket maximums under the corresponding health plans of MW, the Surviving Corporation or any of their subsidiaries in which they participate after the Merger in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (3) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to the JOSB employee and his or her eligible dependents on or after the

Merger, in each case to the extent such JOSB employee or eligible dependent had satisfied any similar limitation or requirement under an analogous JOSB employee benefit plan prior to the Merger.

        In addition, JOSB has the right to pay to JOSB employees participating in the Jos. A. Bank Executive Management Incentive Plan or the 2010 Equity Incentive Plan immediately prior to the Merger, a pro-rated annual cash incentive bonus in respect of JOSB's 2014 fiscal year, based on maximum performance. No JOSB employee will be entitled to any future payment with respect to the same period that would result in a duplication of benefits.

        JOSB has the right under the Merger Agreement to establish a transaction retention plan providing for cash retention payments. Any such cash payments will be payable on the earlier of the (i) 90th day (unless otherwise agreed by MW) following the Merger, (ii) except for employees who are entitled to receive severance solely as a result of a voluntary termination of employment following the Merger, the termination of the applicable JOSB employee's employment on a basis that would entitle such employee to severance under the Jos. A. Bank Policy Regarding Severance for Key Associates or their employment agreement and (iii) for employees who are entitled to receive severance solely as a result of a voluntary termination of employment following the Merger, upon their termination of employment without "cause."

        Indemnification; Directors' and Officers' Insurance.    The Merger Agreement provides that MW agrees to, and to cause the Surviving Corporation to, indemnify, hold harmless and provide advancement of expenses to all past and present directors, officers and employees of JOSB to the fullest extent permitted by law in connection with any actions or omissions in their capacity as such occurring or alleged to have occurred prior to the Effective Time, subject to certain limitations. Also, the Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will maintain in effect provisions in its certificate of incorporation and bylaws and certain agreements providing for indemnification, advancement and reimbursement of expenses and exculpation of individuals who were directors, officers or employees of JOSB and its subsidiaries (the "Indemnified Persons") no less favorable to the Indemnified Persons in the aggregate as set forth in JOSB's organizational documents as of the date of the Merger Agreement. The Merger Agreement further contemplates that MW or JOSB will obtain a six year-"tail" policy with respect to claims arising from facts or events that occurred at or prior to the Effective Time with coverage and amounts at least as favorable to the Indemnified Persons in the aggregate as the coverage currently provided by JOSB's directors' and officers' liability insurance policies as in effect on the date of the Merger Agreement; provided that MW will not be required to, and JOSB may not, expend more than an amount per year equal to 250% of the current annual premiums paid by JOSB for such insurance.

        Certain Specified Covenants.    The Merger Agreement contains covenants requiring that MW (i) move to dismiss with prejudice its complaint in the Delaware Court of Chancery in The Men's Wearhouse, Inc. v. Robert N. Wildrick, et. al., C.A. No. 9893, with respect to all defendants, (ii) irrevocably withdraw its notice of nominations of persons for election to the JOSB Board and cease all efforts in furtherance of the election of such persons and (iii) cause the Surviving Corporation to comply with certain surviving obligations under the Eddie Bauer Purchase Agreement.

        Other Covenants.    The Merger Agreement contains other customary covenants, including covenants relating to access to information, confidentiality, notification of certain matters, public announcements, matters with respect to Section 16 of the Exchange Act, matters with respect to Rule 14d-10 under the Exchange Act and delisting.

        Conditions to the Offer.    See "The Offer—Section 15—Conditions of the Offer."

        Conditions to the Merger.    The obligations of each party to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

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  no applicable law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any material foreign jurisdiction shall be and remain in effect which has the effect of prohibiting the consummation of the Merger or the other transactions contemplated hereby; and

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  subject to the terms and conditions of the Offer, the Purchaser shall have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time:

          (a)   by mutual written consent of MW and JOSB;

          (b)   by either MW or JOSB:

              (i)  if the Offer Closing shall not have occurred by September 30, 2014; provided that the failure by the terminating party to fulfill any covenant or agreement contained in the Merger Agreement has not been the principal cause of, or resulted in, the failure of the Offer Closing to have occurred on or by such date; or

             (ii)  if any Judgment which has the effect of prohibiting the consummation of the Merger, the Offer or the other transactions contemplated by the Merger Agreement is in effect and shall have become final and nonappealable;

          (c)   by JOSB:

              (i)  at any time prior to the Offer Closing, if there shall have been a material breach by MW or the Purchaser of any of its representations, warranties or covenants set forth in the Merger Agreement that has resulted or would reasonably be expected to result in the failure of MW or the Purchaser to consummate the Offer Closing or the Merger in accordance with the terms of the Merger Agreement, which breach is not cured within 10 business days following written notice by JOSB to MW, or which breach, by its nature or timing, is incapable of being cured by September 30, 2014;

             (ii)  at any time prior to the Offer Closing, in order to enter into an agreement for an Alternative Transaction that constitutes a Superior Proposal in compliance with Section 6.5 of the Merger Agreement, if prior to or concurrently with such termination, JOSB pays the Company Termination Fee due under the Merger Agreement; or

            (iii)  if the Purchaser fails to amend the Offer in violation of the Merger Agreement and such breach is not cured within 3 business days following receipt of notice of such breach from JOSB; or

          (d)   by MW:

              (i)  at any time prior to the Offer Closing, if (A) JOSB shall have breached any of the covenants contained in the Merger Agreement to be complied with by JOSB such that JOSB shall have not performed in all material respects all obligations required to be performed by it under the Merger Agreement or (B) there exists a breach of any representation or warranty of JOSB contained in the Merger Agreement such that the condition set forth in clause (ii) of "The Offer—Section 15—Conditions of the Offer" would not be satisfied, and, in the case of either (A) or (B), such breach is not cured by JOSB within 10 business days following written notice by MW to JOSB, or which breach, by its nature or timing, is incapable of being cured by September 30, 2014; or

             (ii)  at any time prior to the Offer Closing, if (A) the JOSB Board shall effect a Change in Company Recommendation, (B) the JOSB Board shall have publicly approved or recommended a Superior Proposal (or the JOSB Board resolves to do the foregoing), whether or not permitted by Section 6.5 of the Merger Agreement or (C) JOSB shall have materially breached any of its material obligations under Section 6.5 of the Merger Agreement.

  Termination Fees.

        The Merger Agreement provides that JOSB will pay to MW a termination fee of $60 million in cash (the "Company Termination Fee") if the Merger Agreement is terminated:

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  by JOSB pursuant to the termination right described above under clause (c)(ii) of "—Termination" or

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  by MW pursuant to the termination right described above in clause (d)(ii) of "—Termination."

        The Merger Agreement provides that MW will pay to JOSB a termination fee of $75 million in cash (the "Parent Termination Fee") if the Merger Agreement is terminated:

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  by either MW or JOSB pursuant to the termination right described above under clause (b)(ii) of "—Termination" in connection with an Antitrust Judgment (as defined in the Merger Agreement);

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  by either MW or JOSB pursuant to the termination right described above under clause (b)(i) of "—Termination" and as of September 30, 2014, the HSR Condition shall not have been satisfied; or

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  by JOSB pursuant to the termination right described above under clause (c)(i) of "—Termination" due to MW's or the Purchaser's material breach of Section 6.4 of the Merger Agreement (subject, for the avoidance of doubt, to the limitations set forth in Section 6.4(e) of the Merger Agreement).

        Pursuant to the Merger Agreement, the parties agreed that the payment of the Company Termination Fee to MW or the Parent Termination Fee to JOSB, as the case may be, is the sole and exclusive remedy of such party and its respective former, current or future officers, directors, stockholders, affiliates and representatives with respect to instances in which JOSB or MW, as the case may be, receives or is entitled to receive the Parent Termination Fee or the Company Termination Fee, and upon payment of such termination fee, such party shall have no further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby. The Merger Agreement further provides that although MW or JOSB may pursue a grant of specific performance to cause the consummation of the transactions contemplated by the Merger Agreement in accordance therewith as well as money damages, under no circumstance may a party be permitted or entitled to receive both a grant of specific performance to cause the consummation of the transactions contemplated by the Merger Agreement in accordance therewith as well as money damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee as the case may be.

        No Third Party Beneficiaries.    The Merger Agreement provides that, except with respect to the provisions regarding director and officer indemnification discussed above under "—Indemnification; Directors' and Officers' Insurance," the Merger Agreement is not intended to confer, nor shall it confer, upon an person other than the parties thereto any rights or remedies or benefits of any nature whatsoever.

        Specific Performance.    The Merger Agreement provides that, subject to certain limitations (including those limitations discussed above), prior to a valid termination of the Merger Agreement, the parties shall, in accordance with the terms of the Merger Agreement, be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to specifically enforce the terms and provisions of the Merger Agreement.

  Term Sheet

        In connection with the Merger Agreement, each of JOSB, MW and Robert N. Wildrick, the Chairman of the Board of Directors of JOSB, entered into a binding term sheet (the "Term Sheet") with respect to the compensation of Mr. Wildrick and the obligations of JOSB under that certain Consulting Agreement (the "Consulting Agreement"), dated as of September 9, 2008 between Mr. Wildrick and JOSB, as amended, and certain other agreements of Mr. Wildrick, JOSB and MW. The Term Sheet generally provides that (i) pursuant to the existing Consulting Agreement, Mr. Wildrick will be paid $1,800,000 in respect of consulting services he has provided through March 8, 2014 in excess of those required under the Consulting Agreement, (ii) the amount of such additional fees Mr. Wildrick may earn between March 11, 2014 and the consummation of the transactions contemplated by the Merger Agreement is limited to $500,000 and (iii) Mr. Wildrick will be subject to a non-competition covenant for the two year period following the closing of the transactions contemplated by the Merger Agreement (for which covenant Mr. Wildrick will receive a payment of $3,500,000, of which $1,000,000 is payable upon the closing of the transactions contemplated by the Merger Agreement and the remainder is payable in equal installments over the term of the covenant).

13.   Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger.

        Purpose of the Offer and the Merger; Plans for JOSB.    The purpose of the Offer and the Merger is for MW, through the Purchaser, to acquire control of, and the entire equity interest in, JOSB. Pursuant to the Merger, MW will acquire all of the outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate the Merger as promptly as practicable pursuant to Section 251(h) of the DGCL. After completion of the Offer and the Merger, JOSB will be a wholly owned subsidiary of MW.

        Upon the Offer closing, the Merger Agreement provides that MW will have the right (but not the obligation) to designate that number of directors, rounded up to the next whole number, on the JOSB Board that equals the product of (i) the total number of directors on the JOSB Board (after giving effect to the election of any additional directors) and (ii) the percentage that the number of Shares beneficially owned by MW or the Purchaser bears to the total number of Shares outstanding; provided that prior to the effective time of the Merger, there will be at least two directors on the JOSB Board who are not designated by MW (the "Continuing Directors"). MW has yet to determine whether it will exercise such right, but if it does, such designees will likely be employees of MW. The foregoing information and certain other information contained in this Offer to Purchase, the Schedule 14D-9 and certain other materials are being (or will be) provided in accordance with the requirements of Section 14(f) of the Securities and Exchange Act of 1934, as amended and Rule 14f-1 thereunder. We expect that such representation on the JOSB Board would permit us to exert substantial influence over JOSB's conduct of its business and operations. Prior to the effective time of the Merger, the approval of a majority of the Continuing Directors will be required for JOSB to authorize, among other things any amendment or termination of, or waiver under, the Merger Agreement. We currently intend, as promptly as practicable after consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, the directors of the Purchaser will be the directors of JOSB. See "The Offer—Section 12—The Merger Agreement; Other Agreements."

        Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of JOSB will be continued substantially as they are currently being conducted. Upon completion of the Offer, the Purchaser will be merged with and into JOSB, with JOSB continuing as the surviving corporation and a wholly owned subsidiary of MW. MW intends to conduct a comprehensive review of JOSB's business, operations, capitalization and management with a view to optimizing development of JOSB's potential in conjunction with MW's business. MW will continue to evaluate the business and operations of JOSB during and after the consummation of the Offer and prior to the effective time of the Merger and, following the Merger, will take such actions as it deems appropriate under the circumstances then existing.

        If we acquire control of JOSB, we currently intend that, prior to our acquisition of all of the outstanding Shares of JOSB or consummation of the Merger, no dividends will be declared on the Shares.

        If, for any reason following completion of the Offer, the Merger Agreement is terminated and the Merger is not consummated, MW and the Purchaser reserve the right to acquire additional Shares in the open market or during a subsequent offering period, pursuant to privately negotiated transactions or otherwise, at prices that may be higher, lower or the same as the price paid in the Offer. We also reserve the right to dispose of Shares that we have acquired or may acquire.

        Except as described above or elsewhere in this Offer to Purchase, the Purchaser has no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving JOSB or any of its subsidiaries (such as a merger, reorganization, liquidation, or sale or other transfer of a material amount of assets), any change in the JOSB Board or management, any material change in JOSB's indebtedness, capitalization or dividend rate or policy or any other material change in JOSB's corporate structure or business.

        Statutory Requirements; No Stockholder Approval.    If the Offer is consummated (assuming the Minimum Tender Condition has been satisfied), we do not anticipate seeking the approval of JOSB's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, following the consummation of a successful tender offer for a public corporation, approval by the stockholders of the target corporation will not be required to authorize the subsequent merger if certain requirements are met, including that: (i) the merger agreement expressly states that the merger will be effected pursuant to Section 251(h); (ii) the purchaser tenders for all outstanding shares; (iii) following the consummation of the merger, the purchaser owns the requisite number of shares to approve a merger if a meeting of stockholders had to be called; (iv) at the time that the target corporation's board of directors approved the merger agreement, no party to the merger agreement was an "interested stockholder" of the target corporation; (v) the purchaser merges with and into the target corporation pursuant to the merger agreement; and (vi) the outstanding shares of stock of the target corporation that are not canceled in the merger are converted into the same amount and kind of consideration that was paid for shares of stock of the target corporation as tender offer. MW and JOSB have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as promptly as practicable after the consummation of the Offer, without a meeting of JOSB's stockholders, in accordance with Section 251(h) of the DGCL. Accordingly, we do not expect there to be a significant period of time between consummation of the Offer and consummation of the Merger.

        The foregoing discussion is not a complete statement of the DGCL and is qualified in its entirety by reference to the DGCL. Section 251(h) of the DGCL is relatively new, having become effective on August 1, 2013, and it may be subject to challenges or unexpected interpretations.

14.   Dividends and Distributions.

        As discussed in "The Offer—Section 12—The Merger Agreement; Other Agreements," pursuant to the Merger Agreement, from the date of the Merger Agreement until the effective time of the Merger, except as required by law or the rules of other than as required by law or the rules of NASDAQ, consented to in writing by MW, or dividends or distributions made by any direct or indirect wholly owned subsidiary of JOSB to JOSB or one of its subsidiaries, JOSB has agreed not to, and not permit any of its subsidiaries to set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock.

15.   Conditions of the Offer.

        Notwithstanding any other provision of the Offer (and as provided in the Merger Agreement), we are not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act pay for any validly tendered (and not withdrawn) Shares, unless immediately prior to the Expiration Date each of the following conditions exist:

          (i)  there shall have been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) which, when added to the Shares already owned by MW and its subsidiaries (without duplication), represents at least a majority of the total number of outstanding Shares on a "fully diluted basis" (which assumes conversion or exercise of all derivative securities issued by JOSB regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof) on the Expiration Date (the "Minimum Tender Condition");

         (ii)  any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated (the "HSR Condition");

        (iii)  no applicable law and no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction shall be and remain in effect which has the effect of prohibiting or making illegal the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement;

        (iv)  (A) The representations and warranties of JOSB contained in Section 4.2(a), the first two sentences of Section 4.2(b) and the last sentence of Section 4.3(a) of the Merger Agreement shall be true and correct in all respects, except for de minimis inaccuracies, as of immediately prior to the Expiration Date with the same force and effect as if made as of immediately prior to the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (B) the representations and warranties of JOSB contained in the Merger Agreement (other than Section 4.2(a), the first two sentences of Section 4.2(b) and the last sentence of Section 4.3(a)), without giving effect to any materiality or Company Material Adverse Effect (as defined in the Merger Agreement) qualifications therein, shall be true and correct in all respects as of immediately prior to the Expiration Date as though made as of immediately prior to the Expiration Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) except for such failures to be true and correct as have not resulted in or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

         (v)  JOSB shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Expiration Date;

        (vi)  JOSB shall have delivered to MW a certificate, signed by an executive officer of JOSB, confirming the satisfaction of the conditions set forth in clauses (iv) and (v) above;

       (vii)  since the date of the Merger Agreement, a Company Material Adverse Effect shall not have occurred and be continuing (the "MAE Condition");

      (viii)  JOSB and MW shall not have reached an agreement that the Offer or the Merger Agreement be terminated, and the Merger Agreement shall not have been terminated in accordance with its terms; and

        (ix)  three business days shall have passed after completion of the Marketing Period (as defined below); provided that this condition shall be deemed satisfied on the fifth Business Day prior to September 30, 2014 if not satisfied prior to such date (the "Marketing Period Condition").

        "Marketing Period" means the first period of 15 business days after March 11, 2014 throughout which (a) MW shall have the Required Information (as defined in the Merger Agreement) and it is Compliant (as defined in the Merger Agreement) and (b) the conditions set forth above (other than the Minimum Tender Condition, the Marketing Period Condition and those other conditions that by their nature are to be satisfied at the Offer closing provided that such conditions are reasonably capable of being satisfied at the Offer closing) shall have been and continue to be satisfied (other than a failure to be satisfied that is cured by JOSB prior to the final day of the Marketing Period) assuming the Offer closing were to be scheduled for any time during such 15 business day period; provided, however, that the Marketing Period shall not include any day from and including July 3, 2014, through July 5, 2014, and if the Marketing Period has not been completed prior to August 15, 2014, then the Marketing Period shall not commence prior to September 2, 2014; provided, further, that whether or not commenced, in no event shall the Marketing Period extend beyond the fifth business day prior to September 30, 2014.

        The foregoing conditions are for the benefit of MW and the Purchaser, may be asserted by MW or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by MW or the Purchaser in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition which may not be waived), in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by MW or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        Consummation of the Offer is not conditioned upon any financing arrangements or subject to a financing condition.

        The foregoing description of the conditions to the Offer is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to the Tender Offer Statement on Schedule TO.

16.   Certain Legal Matters; Regulatory Approvals; Appraisal Rights.

        General.    Based on our examination of publicly available information filed by JOSB with the SEC and other information concerning JOSB, we are not aware of any governmental license or regulatory permit that appears to be material to JOSB's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "Other State Takeover Statutes," such approval or other action will be sought. Except as described below under "Antitrust," there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions). Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "The Offer—Section 15—Conditions of the Offer."

        Delaware Business Combination Statute.    JOSB is subject to the provisions of Section 203, which imposes certain restrictions on business combinations involving JOSB. For a discussion of the provisions of Section 203, see "The Offer—Section 13—Purpose of the Offer and the Merger; Plans for JOSB; Statutory Requirements; Approval of the Merger."

        Other State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. JOSB, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

        JOSB has represented to MW and the Purchaser in the Merger Agreement (assuming the accuracy of specified representations and warranties of MW and the Purchaser) that (i) as of the date of the Merger Agreement, JOSB has taken all action necessary to exempt the Offer, the Merger, the Merger Agreement and the transaction contemplated thereby from Section 203 of the DGCL, and accordingly, neither Section 203 of the DGCL nor any other antitakeover or similar statue or regulation applies to any such transactions and (ii) no other "control share acquisition," "fair price," "moratorium" or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger Agreement or the transactions contemplated thereby.

        Except as described herein, we have not evaluated whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between us or any of our affiliates and JOSB, and we have not made efforts to comply with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or any such merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from obtaining voting rights in shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between us or any of our affiliates and JOSB, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes are applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that they are inapplicable or invalid as applied to the Offer or any such merger or other business combination, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See "The Offer—Section 15—Conditions of the Offer."

        Antitrust.    Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements.

        On January 13, 2014, MW filed a Premerger Notification and Report Form with the FTC and the Department of Justice Antitrust Division (the "DOJ") relating to the Offer.

        On January 28, 2014, MW received the Second Request from the FTC relating to the Offer. The Second Request was issued in connection with the notification filing that MW made under the requirements of the HSR Act. The effect of the Second Request is to extend the waiting period imposed by the HSR Act until ten (10) days after MW has substantially complied with the Second Request, unless that period is terminated sooner by the FTC. After that time, the waiting period may be extended only by court order or with the consent of MW.

        On February 19, 2014, MW entered into an agreement with the FTC modifying the scope of the Second Request, pursuant to which, among other things, MW agreed that it would not consummate the acquisition of JOSB until the earlier of (i) 30 days following substantial compliance with the Second Request or (ii) written notice from the FTC closing the investigation. The agreement extended the waiting period until 30 days after MW substantially complies with the Second Request.

        MW intends to expeditiously respond to the information request and continue to work cooperatively with the FTC to obtain approval of the Offer as soon as possible. We will also comply with any antitrust clearance filing requirements imposed in foreign jurisdictions, none of which are currently expected to apply to the Offer or the Merger. Additionally, under the Merger Agreement each of MW and JOSB are required to use best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to, among other things, obtain all approvals, consents, waivers, authorizations and other confirmations from any governmental entity (including the FTC) in connection with the Offer and the Merger; provided that, under the Merger Agreement, MW would not be required to take any actions (including any divestitures) that would result in an aggregate economic effect that would have, or would be reasonably likely to have, a material adverse effect on the business or operations of MW and its subsidiaries, including the surviving corporation and its subsidiaries, taken as a whole after the Merger (assuming that MW and its subsidiaries, including the surviving corporation and its subsidiaries, taken as a whole, are the size of JOSB and its subsidiaries, taken as a whole). For a more detailed discussion of the parties' obligations under the Merger Agreement with respect thereto, see "The Offer—Section 12—The Merger Agreement; Other Agreements—Approvals."

        Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or earlier termination of the applicable waiting periods under the HSR Act. See "The Offer—Section 15—Conditions of the Offer." Subject to certain circumstances described in "The Offer—Section 15—Conditions of the Offer," any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. If our acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, under the Merger Agreement we will be required to extend the Offer for subsequent periods until September 30, 2014.

        At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of our or JOSB's substantial assets. Private parties and individual states may also bring legal action under the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See "The Offer—Section 15—Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions. Shares will not be accepted for payment or paid for pursuant to the Offer if, before or after the expiration of the applicable waiting period under the HSR Act, there is any law, injunction or judgment in effect as a result of which any of the conditions described in "The Offer—Section 15—Conditions of the Offer" would not be satisfied.

        If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with the Offer, MW, the Purchaser and JOSB, at their discretion, may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. See "The Offer—Section 12—The Merger Agreement; Other Agreements—Approvals."

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who do not tender in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to dissent with respect to the Merger and to receive payment in cash for the "fair value" of their Shares after the Merger is completed. The term "fair value" means the value of the Shares immediately before the Effective Time and may be less than, equal to or greater than the Offer Price.

        As described more fully in the Schedule 14D-9, in order to exercise appraisal rights under Section 262 of the DGCL, a stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and April 9, 2014, deliver to JOSB a written demand for appraisal of Shares held, which demand must reasonably inform JOSB of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the Schedule 14D-9 and Section 262 of the DGCL carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

        The foregoing summary of the rights of JOSB's stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by the stockholders of JOSB desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. A copy of Section 262 of the DGCL is included as Annex C to the Schedule 14D-9.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, its, his or her rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger. A stockholder may withdraw his demand for appraisal by delivering to us a written withdrawal of his demand for appraisal and acceptance of the Merger.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. We recommend that any JOSB stockholders wishing to pursue appraisal rights with respect to the Merger consult their legal advisors.

        Any merger or other similar business combination with JOSB would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were deregistered under the Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for stockholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning JOSB and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such a transaction be filed with the SEC and distributed to such stockholders prior to consummation of the transaction.

17.   Legal Proceedings.

  Eminence Capital, LLC v. Robert N. Wildrick et. al., C.A. No. 9241—VCL.

        On January 13, 2014, Eminence filed a verified complaint in the Court of Chancery of the State of Delaware against the JOSB Board in connection with the initial Offer. The complaint alleges that the directors breached their fiduciary duties to the JOSB stockholders in failing to enter into discussions with MW regarding the MW Proposal and initial Offer, and amending JOSB's poison pill to effectively preclude an acquisition without the approval of the JOSB Board. The defendants filed a motion to dismiss on January 17, 2014. On February 21, 2014, Eminence moved for leave to file a verified second amended complaint to include allegations related to JOSB's proposed acquisition of Eddie Bauer. On March 13, 2013, Eminence and JOSB jointly filed a stipulation of dismissal and the action was dismissed with prejudice.

  State-Boston Retirement System v. Robert N. Wildrick, et. al., C.A. No. 9291—VCL.

        On January 29, 2014, State-Boston Retirement System ("State-Boston") filed a verified class action complaint in the Court of Chancery of the State of Delaware against the JOSB Board. State-Boston seeks, among other things, declaratory and injunctive relief (1) declaring that the directors of JOSB breached their fiduciary duties of loyalty and due care in connection with the JOSB Board refusing to enter into negotiations with MW, summarily rejecting the Initial Proposal and strategizing to acquire another company for the purpose for making JOSB a less attractive acquisition target; (2) enjoining the effectuation of JOSB's poison pill; and (3) enjoining the director defendants from entering into any agreement on behalf of JOSB to acquire another company or other material assets. The defendants filed an answer and affirmative defenses to the verified class action complaint on February 3, 2014. On February 19, 2014, the defendants filed a motion for judgment on the pleadings and a motion to stay discovery. On March 6, 2014, State-Boston filed a verified amended class action complaint containing new allegations related to JOSB's proposed acquisition of Eddie Bauer. On March 10, 2014, the court granted a stipulated order coordinating the Eminence and State-Boston matters for all purposes.

  The Men's Wearhouse, Inc. v. Robert N. Wildrick, et. al., C.A. No. 9893—VCL.

        On February 24, 2014, MW commenced a lawsuit in the Court of Chancery of the State of Delaware against JOSB, each director of the JOSB Board, Golden Gate Private Equity, Inc. and the Everest Parties. MW's complaint asserts that the JOSB directors have breached their fiduciary duties (and that JOSB, Golden Gate Private Equity, Inc. and the Everest Parties have aided and abetted the

JOSB directors in breaching their fiduciary duties) by, among other things, not conducting a good faith and reasonable investigation of MW's Offer and adopting unreasonable defensive measures in response to MW's Offer. On March 13, 2014, consistent with the terms of the Merger Agreement, MW filed an unopposed motion to dismiss the action and the court granted MW's motion and dismissed the action with prejudice.

18.   Fees and Expenses.

        J.P. Morgan and BofA Merrill Lynch are acting as our financial advisors and as Dealer Managers in connection with the Offer and will receive customary fees in connection with this engagement. We have agreed to reimburse the Dealer Managers for reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the U.S. federal securities laws.

        We have retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers, the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

19.   Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of MW or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We have filed with the SEC a Tender Offer Statement on Schedule TO, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in "The Offer—Section 9—Certain Information Concerning the Purchaser and MW" of this Offer to Purchase.

Java Corp.
March 20, 2014

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF MW AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF MW

        The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of MW are set forth below. The business address of each director and officer is care of The Men's Wearhouse, Inc., 6380 Rogerdale Road, Houston, Texas 77072-1624. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with MW. None of the directors and officers of MW listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States.

BOARD OF DIRECTORS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Douglas S. Ewert	President and Chief Executive Officer since June 15, 2011. Prior thereto, President and Chief Operating Officer from January 2008; prior thereto, Chief Operating Officer and Executive Vice President from January 2005.
David H. Edwab
Vice Chairman of the Board since 2002. "Inactive" Certified Public Accountant; Director of New York & Company, Inc., where he serves as chairman of their nomination and governance committee and is on their audit committee; Director of Vitamin Shoppe, Inc., where he serves as lead director, is on their audit committee and is chairman of their compensation committee.
B. Michael Becker
Independent Director. "Inactive" Certified Public Accountant; Director at Vitamin Shoppe, Inc. since January 2008 where he serves as chairman of its audit committee and is on their compensation committee; Audit Partner for Ernst & Young LLP from 1979 until his retirement in 2006; Senior Consultant on airline risks to Pay Pal, Inc. from August 2008 to November 2009.
Rinaldo S. Brutoco
Independent Director. Since 2000, President and Chief Executive Officer of ShangriLa Consulting, Inc., which is affiliated with the ShangriLa Group, a privately held consulting and merchant banking concern; founder, President and Chief Executive Officer of the World Business Academy; has authored multiple books and articles on energy policy and innovation.
Deepak Chopra, M.D.
Independent Director. Chairman and founder of The Chopra Center for Well Being, and the Chopra Foundation; author of more than 75 books in the fiction and non-fiction categories; Fellow of the American College of Physicians and a member of the American Association of Clinical Endocrinologists; Adjunct Professor at Kellogg School of Management, Adjunct Professor at Columbia Business School, Columbia University, and Senior Scientist with The Gallup Organization.

1

Name	Current Principal Occupation or Employment and Five-Year Employment History
Grace Nichols	Independent Director. Director of New York & Company, Inc., where she serves as non-executive chairperson and is on the nomination and governance committee and the compensation committee; Director of Pacific Sunwear of California Inc. from 2007 to March 20, 2012; holds a Professional Director Certification from the American College of Corporate Directors, a national public director and credentialing organization.
Allen I. Questrom
Independent Director. Senior Advisor for Lee Equity Partners since 2006; Member of the Board of Directors of Sotheby's and the Glazer Family of Companies; until 2013, Director of Foot Locker, Inc.; until 2010, Director of Wal-Mart Stores, Inc. and non-executive chairman of Deb Shops, Inc.
Michael L. Ray, Ph.D.
Independent Director. Faculty at Stanford University since 1967; currently the John G. McCoy—Banc One Corporation Professor of Creativity and Innovation and of Marketing, Emeritus at Stanford University's Graduate School of Business; social psychologist with training and extensive experience in advertising and marketing management and in developing innovative organizations; served as a private consultant to numerous companies since 1967; authored over 100 professional publications, including ten books, in the areas of business and psychological research methods, marketing communication, new paradigm business, creativity, and innovation.
William B. Sechrest
Independent Director. Actively involved as a founding shareholder and member of the Board of Directors of Ojai Community Bank and Ojai Energy Systems, Inc. (energy storage through patented Li-Ion technologies) and the Chief Financial Officer of Ojai Energy Systems, Inc.; Member of the American College of Real Estate Lawyers.
Sheldon I. Stein
Independent Director. President and Chief Executive Officer of Glazer's Distributors, one of the country's largest distributors of wine, spirits, and malt products; from 2008 until July 2010, Vice Chairman of Global Investment Banking and Head of Southwest Investment Banking for Bank of America Merrill Lynch; Director of Alon USA Partners, LP, where he serves on the audit committee; Director of Tuesday Morning Corporation from September 2011 until May 31, 2012.

EXECUTIVE OFFICERS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Douglas S. Ewert	President and Chief Executive Officer since June 15, 2011. Prior thereto, President and Chief Operating Officer from January 2008; prior thereto Chief Operating Officer and Executive Vice President from January 2005.
David H. Edwab
Vice Chairman of the Board since 2002. "Inactive" Certified Public Accountant; Director of New York & Company, Inc., where he serves as chairman of their nomination and governance committee and is on their audit committee; Director of Vitamin Shoppe, Inc., where he serves as lead director, is on their audit committee and is chairman of their compensation committee.

2

Name	Current Principal Occupation or Employment and Five-Year Employment History
Mary Beth Blake	Executive Vice President and Chief Merchandising Officer since April 2013. Prior thereto, Executive Vice President—Business Development from February 2013; Chief Merchandising Officer of K&G Men's Company Inc., a wholly owned subsidiary of MW since May 2008 and President since November 2008.
Jamie Bragg	Executive Vice President—Distribution since March 2011. Prior thereto, Senior Vice President—Tuxedo Distribution from April 2007.
Charles Bresler, Ph.D.	Executive Vice President since March 2011. Prior thereto, Executive Vice President—Marketing and Human Resources from January 26, 2008.
Gary G. Ckodre
Executive Vice President and Chief Compliance Officer since March 2011. Prior thereto, Executive Vice President—Distribution, Logistics, Tuxedo Operations and Chief Compliance Officer from April 1, 2008.
Kelly M. Dilts
Senior Vice President—Chief Accounting Officer and Principal Accounting Officer since August 1, 2012. Prior thereto, Vice President—Finance & Accounting from March 2007; prior thereto, Associate Vice President—Finance & Accounting from March 2003.
Jon W. Kimmins
Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer since April 2013. Prior thereto, Executive Vice President—Finance and Operations of LF-USA, Inc., a division of Li & Fung Limited, a wholesaler of apparel, footwear and fashion accessories, from April 2008.
Susan G. Neal
Executive Vice President—Marketing, E-Commerce and Digital Technology since September 2011. Prior thereto, Senior Vice President, E-Commerce and Digital Strategies from September 2010; prior thereto, Vice President, E-Commerce and Business Development at The Gymboree Corporation from July 1994 to April 2008.
Mark Neutze	Executive Vice President—Store Operations since 2011. Prior thereto, Executive Vice President—U.S. Store Operations from March 2010; prior thereto, Senior Vice President—Stores from April 2007.
Scott Norris	Executive Vice President—Merchandising since March 2011. Prior thereto, Senior Vice President and General Merchandise Manager from April 2006.
William C. Silveira	Executive Vice President—Manufacturing since March 2005.
Carole L. Souvenir	Chief Legal Officer and Executive Vice President—Employee Relations since August 2006.
Diana M. Wilson
Executive Vice President—Finance & Accounting since April 4, 2013. Prior thereto, Executive Vice President, Interim Chief Financial Officer, Treasurer and Principal Financial Officer from August 1, 2012; prior thereto, Executive Vice President—Chief Accounting Officer and Principal Accounting Officer from June 2012; prior thereto, Senior Vice President—Chief Accounting Officer and Principal Accounting Officer from April 2006.

3

 DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

        The name, current principal occupation or employment, and material occupations, positions, offices or employment for the past five (5) years of each director and executive officer of the Purchaser are set forth below. The business address of each director and officer is care of The Men's Wearhouse, Inc., 6380 Rogerdale Road, Houston, Texas 77072-1624. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. None of the directors and officers of the Purchaser listed below has, during the past five (5) years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed are citizens of the United States.

BOARD OF DIRECTORS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Douglas S. Ewert	President and Chief Executive Officer of MW since June 15, 2011. Prior thereto, President and Chief Operating Officer of MW from January 2008; prior thereto Chief Operating Officer and Executive Vice President of MW from January 2005.
David H. Edwab
"Inactive" Certified Public Accountant. Director of New York & Company, Inc., where he serves as chairman of their nomination and governance committee and is on their audit committee; Director of Vitamin Shoppe, Inc., where he serves as lead director, is on their audit committee and is chairman of their compensation committee.
Jon W. Kimmins
Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer of MW since April 2013. Prior thereto, Executive Vice President—Finance and Operations of LF-USA, Inc., a division of Li & Fung Limited, a wholesaler of apparel, footwear and fashion accessories, from April 2008.

EXECUTIVE OFFICERS

Name	Current Principal Occupation or Employment and Five-Year Employment History
Douglas S. Ewert	President and Chief Executive Officer. President and Chief Executive Officer of MW since June 15, 2011; prior thereto, President and Chief Operating Officer of MW from January 2008; prior thereto Chief Operating Officer and Executive Vice President of MW from January 2005.
David H. Edwab
Vice Chairman of the Board. Vice Chairman of the Board of MW since 2002; "inactive" Certified Public Accountant; Director of New York & Company, Inc., where he serves as chairman of their nomination and governance committee and is on their audit committee; Director of Vitamin Shoppe, Inc., where he serves as lead director, is on their audit committee and is chairman of their compensation committee.

4

Name	Current Principal Occupation or Employment and Five-Year Employment History
Jon W. Kimmins	Executive Vice President, Treasurer and Chief Financial Officer. Executive Vice President, Chief Financial Officer, Treasurer and Principal Financial Officer of MW since April 2013; prior thereto, Executive Vice President—Finance and Operations of LF-USA, Inc., a division of Li & Fung Limited, a wholesaler of apparel, footwear and fashion accessories, from April 2008.
Diana M. Wilson
Executive Vice President—Finance and Accounting. Executive Vice President—Finance & Accounting of MW since April 4, 2013; prior thereto, Executive Vice President, Interim Chief Financial Officer, Treasurer and Principal Financial Officer of MW from August 1, 2012; prior thereto, Executive Vice President—Chief Accounting Officer and Principal Accounting Officer of MW from June 2012; prior thereto, Senior Vice President—Chief Accounting Officer and Principal Accounting Officer of MW from April 2006.
Carole L. Souvenir	Executive Vice President, Chief Legal Officer and Assistant Secretary. Chief Legal Officer and Executive Vice President—Employee Relations of MW since August 2006.
Kelly M. Dilts
Senior Vice President and Chief Accounting Officer. Senior Vice President—Chief Accounting Officer and Principal Accounting Officer of MW since August 1, 2012; prior thereto, Vice President—Finance & Accounting of MW from March 2007; prior thereto, Associate Vice President—Finance & Accounting of MW from March 2003.
Michael W. Conlon
Vice President and Secretary. Secretary to the Board of Directors of MW; independent contractor Of Counsel to Fulbright & Jaworski L.L.P. during 2013; prior thereto, retired as a partner of the law firm, Fulbright & Jaworski L.L.P., in January 2012 after 40 years with the firm, including serving as partner-in-charge of the firm's Houston office from 2007 to 2011 and co-partner-in-charge from 2001 to 2007.
Laura Ann Smith
Vice President and Assistant Secretary. Vice President—Corporate Compliance and Assistant Secretary of MW since January 2011; prior thereto, associate with Fulbright & Jaworski L.L.P. from March 1997 until December 2010.
Claudia A. Pruitt
Senior Vice President, Assistant Treasurer and Assistant Secretary. Senior Vice President—Specialized Services, Assistant Treasurer and Assistant Secretary of MW; prior thereto Vice President—Specialized Services, Assistant Secretary and Assistant Treasurer of MW from August 2012, Vice President—Corporate Tax & Administrative Services and Assistant Secretary of MW from June 2011 and Vice President—Human Resources & Tax and Assistant Secretary of MW from April 2007; Certified Public Accountant.

5

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand or courier:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

        Questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at their telephone numbers, addresses or email addresses set forth below. Requests for copies of this Offer to Purchase, the related Letter of Transmittal, the amended and restated Notice of Guaranteed Delivery and all other related materials may be directed to the Information Agent or brokers, dealers, commercial banks and trust companies, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
Call Collect: (212) 929-5500
or
 CALL TOLL-FREE: (800) 322-2885
Email: tenderoffer@mackenziepartners.com

The Dealer Managers for the Offer are:

J.P. Morgan 383 Madison Avenue New York, New York 10179 (212) 270-6000	BofA Merrill Lynch Bank of America Tower One Bryant Park New York, New York 10036 (888) 803-9655 (Toll Free)

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE BOARD OF DIRECTORS OF JOSB UNANIMOUSLY RECOMMENDS THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.
THE OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF MW AND THE PURCHASER DIRECTORS AND EXECUTIVE OFFICERS OF MW
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER
BOARD OF DIRECTORS
EXECUTIVE OFFICERS
The Depositary for the Offer is
The Information Agent for the Offer is
The Dealer Managers for the Offer are